PROSPECTUS

                                   $20,000,000
                         (Aggregate Liquidation Amount)
                          Mason-Dixon Capital Trust II

                           8.40% Preferred Securities
                 (Liquidation Amount $20 per Preferred Security) fully and unconditionally guaranteed, to the extent described herein, by

                          Mason-Dixon Bancshares, Inc.
                                 ---------------

         The Preferred Securities offered hereby represent preferred undivided beneficial interests in the assets of Mason-Dixon Capital Trust II, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"). Mason- Dixon Bancshares, Inc. (the "Company") will initially be the holder of all of the beneficial interests represented by common securities of the Issuer Trust (the "Common Securities" and together with the Preferred Securities, the "Trust Securities").
                                                        (Continued on next page)
                                 ---------------

               See "Risk Factors" beginning on page 11 hereof for
                certain information relevant to an investment in
                            the Preferred Securities.
                                 ---------------

  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK
        AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                   OR ANY OTHER INSURER OR GOVERNMENT AGENCY.
                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                                 ---------------

===============================================================================
                                             Underwriting
                               Price to      Discounts or       Proceeds to the
                               Public(1)     Commissions(2)     Issuer Trust(3)
-------------------------------------------------------------------------------
Per Preferred Security.....    $20.00                (4)         $20.00
-------------------------------------------------------------------------------
Total......................    $20,000,000           (4)         $20,000,000
===============================================================================

(1)  Plus accrued Distributions, if any, from April 22, 1998.
(2) The Company and the Issuer Trust have each agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."
(3)  Before  deduction  of  expenses   payable  by  the  Company   estimated  at
     $115,000.
(4) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Deferrable Interest Debentures, the Company has agreed to pay to the Underwriters, as compensation for arranging the investment therein of such proceeds, $0.65 per Preferred Security (or $650,000 in the aggregate). See "Underwriting."

         The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust Company on or about April 22, 1998 against payment therefor in immediately available funds.

BT ALEX. BROWN                                    KEEFE, BRUYETTE & WOODS, INC.

                  The date of this Prospectus is April 17, 1998

(Cover page continued)

     The Issuer Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in 8.40% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures" and together with the Trust Securities, the "Securities") to be issued by the Company. The Junior Subordinated Debentures will mature on June 30, 2028, which date may be shortened (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than June 30, 2003 if certain conditions are met (including the Company having received the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") if then required under applicable capital guidelines or policies of the Federal Reserve (such shortening of the maturity date, the "Maturity Adjustment")). See "Description of Junior Subordinated Debentures - General." The Preferred Securities will have a preference under certain circumstances over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Preferred Securities--Subordination of Common Securities."

         The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Application has been made to include the Preferred Securities in NASDAQ's National Market. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

     Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from April 22, 1998 and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1998, at the annual rate of 8.40% of the Liquidation Amount of $20 per Preferred Security ("Distributions"). The first Distribution will be on June 30, 1998. The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debentures, which will be the sole assets of the Issuer Trust. The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures, including the Company's obligations associated with the $20 million in aggregate liquidation amount of $2.5175 Preferred Securities issued by Mason-Dixon Capital Trust (the "Outstanding Capital Securities"). During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate) at the rate of 8.40% per annum, compounded quarterly, and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures - Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences-US Holders-Interest Income and Original Issue Discount."

         The Company will through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guarantee all the Issuer Trust's obligations under the Preferred Securities as described below. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee - Full and Unconditional Guarantee." The Guarantee of the Company will guarantee the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust, as described herein (the "Guarantee"). See "Description of Guarantee." If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust may have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures
- Enforcement of Certain Rights by Holders of Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities will be subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures - Subordination") of the Company and will be pari passu with the Company's obligations associated with the Outstanding Capital Securities.

     The Preferred Securities will be subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or their earlier redemption in whole upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) and (ii) in whole or in part at any time on or after June 30, 2003 contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part. The Junior Subordinated Debentures will be redeemable prior to maturity at the option of the Company (i) on or after June 30, 2003, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined herein), in each case at a redemption price set forth herein, which includes the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures or to cause the redemption of the Preferred Securities prior to the Stated Maturity may be subject to prior regulatory approval by the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

         The holders of the outstanding Common Securities will have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

         In the event of the dissolution of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $20 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

         The Junior Subordinated Debentures will be unsecured and subordinated to all Senior Indebtedness of the Company and pari passu with the Company's obligations associated with the Outstanding Capital Securities. See "Description of Junior Subordinated Debentures--Subordination."

         Prospective purchasers must carefully consider the restrictions on purchase set forth in "Certain ERISA Considerations."

         THE JUNIOR SUBORDINATED DEBENTURES ARE DIRECT AND UNSECURED OBLIGATIONS OF THE COMPANY, DO NOT EVIDENCE DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto, which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made.

         No separate financial statements of the Issuer Trust have been included or incorporated by reference herein. The Company and the Issuer Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "Mason-Dixon Capital Trust II," "Description of Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Company does not expect that the Issuer Trust will be filing reports under the Exchange Act with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Current Report on Form 8-K dated February 26, 1998 and Form 8-K/A dated April 14, 1998 which were previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act.

         In addition, all reports and definitive proxy statements or information statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests should be made to Vivian A. Davis, Corporate Secretary, Mason-Dixon Bancshares, Inc., 45 W. Main Street, Westminster, Maryland 21157,
(410) 857-3401.

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING THE PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING THE PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

         As used herein, (i) the "Junior Subordinated Indenture" means the Junior Subordinated Indenture, as amended and supplemented from time to time, between the Company and Bankers Trust Company, as trustee (the "Debenture Trustee"), pursuant to which the Junior Subordinated Debentures are issued, (ii) the "Trust Agreement" means the Amended and Restated Trust Agreement relating to the Issuer Trust, as amended and supplemented from time to time, among the Company, as Depositor, Bankers Trust Company, as Property Trustee (the "Property Trustee") and Bankers Trust (Delaware), as Delaware Trustee (the "Delaware Trustee") (collectively, the "Issuer Trustees") and (iii) the "Guarantee" means the Guarantee Agreement relating to the Preferred Securities, as amended and supplemented from time to time, between the Company and Bankers Trust Company, as Guarantee Trustee.

                          Mason-Dixon Bancshares, Inc.

         The Company is a multi-bank holding company organized in 1991 under the laws of the State of Maryland. The Company operates two bank subsidiaries, Carroll County Bank and Trust Company ("Carroll County Bank") and Bank of Maryland ("Bank of Maryland" and, together with Carroll County Bank, the "Bank Subsidiaries"). Carroll County Bank has been providing banking services to residents of Carroll County, Maryland for over 100 years. As part of a large community based multi-bank holding company, the Bank Subsidiaries are able to provide the services and efficiencies of a large bank, yet maintain the flexibility and authority at the local level to meet the personalized needs of their individual customers.

         The  Company  also  operates a consumer  finance  company,  Rose Shanis
Loans, LLC, and an insurance agency subsidiary, Bay Insurance, LLC ("Bay Insurance" and together with Rose Shanis Loans, LLC, the "Consumer Finance Subsidiaries"). The Bank Subsidiaries and the Consumer Finance Subsidiaries are referred to collectively as the "Subsidiaries."

         Banking. Through the Bank Subsidiaries, the Company provides corporate, consumer and mortgage banking services, trust services, and non-deposit investment products for its customers. These services are provided through 17 retail banking offices which are located primarily in central Maryland and five on Maryland's Eastern Shore.

         The Bank Subsidiaries engage in commercial lending, savings, and trust business, including the receiving of demand and time deposits, and the making of loans to individuals, associations, partnerships and corporations. Real estate financing comprises residential first and second mortgages, construction and land development loans, home equity lines of credit, and commercial mortgages. Consumer lending is direct to individuals on both a secured and unsecured basis. Commercial loans include lines of credit, term and demand loans for the purchase of equipment, inventory and accounts receivable financing. Some insurance products are offered through Carrollco Insurance, Inc., a wholly-owned subsidiary of Carroll County Bank. At December 31, 1997, the Bank Subsidiaries had consolidated assets of $983 million and loans of $460 million.

         On March 12, 1998, the Company announced an agreement to sell its five Bank of Maryland branches on Maryland's Eastern Shore. Under the agreement, Farmers Bank of Maryland and Atlantic Bank, subsidiaries of First Virginia Banks, Inc. ("First Virginia"), will acquire approximately $87 million in deposits, $59 million in loans, and 41 employees (the "Eastern Shore Branch Sale"). The Eastern Shore Branch Sale will allow the Company to focus its strategy and devote its resources to enhancing the profitability of its remaining branch offices and further penetrating the Central Maryland market. The

Company believes that this market holds great opportunity for growth for financial service companies. See "Recent Developments."

         Consumer Finance. On February 11, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of the Rose Shanis Companies (as defined below), which were engaged in the consumer finance business (the "Acquisition"). The consumer finance business is now conducted by the Company through two wholly owned limited liability company subsidiaries, Rose Shanis Loans, LLC, and Bay Insurance, LLC. (As used herein, the "Rose Shanis Companies" refers to the business and entities prior to the Acquisition, and "Rose Shanis" or "Rose Shanis Loans, LLC" refers to the consumer finance business being conducted by the Company after the acquisition).

         The business conducted by the Rose Shanis Companies was established 66 years ago in Baltimore by Rose Shanis Glick and remained family owned and managed until the Acquisition. The Rose Shanis Companies established a reputation as a successful and dependable personal lender servicing second and even third generations of borrowers. The Rose Shanis Companies have historically served those individuals who, for various reasons, are unwilling or unable to access traditional lending sources. Norman Glick, the founder's son and one of the owners of the Rose Shanis Companies, has continued on the management team of Rose Shanis Loans, LLC. The consumer finance business is now conducted by the Company through twelve branches located in the greater Baltimore area and in Annapolis, Bel Air, and Easton, Maryland. Bay Insurance, LLC is engaged in the business of selling insurance products that are directly related to extensions of credit by Rose Shanis Loans, LLC. At December 31, 1997, the Rose Shanis Companies had loans, net of loan loss reserves, of $43 million.

         The Acquisition furthers the Company's strategy to expand its business by acquiring banks and other financial service providers in its market area, to provide a range of financial services offering the opportunity for larger net interest margins and a broader customer base.

                          Mason-Dixon Capital Trust II

         The Issuer Trust is a statutory business trust created under Delaware law on February 20, 1998. The Issuer Trust will be governed by an Amended and Restated Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee. The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures are the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

                                  The Offering

Securities Offered.....  $20,000,000 aggregate Liquidation Amount of 8.40%
                         Preferred Securities (Liquidation Amount $20 per Preferred Security).

Offering Price.........  $20.00 per Preferred Security (Liquidation Amount
                         $20), plus accumulated Distributions, if any, from April 22, 1998.

Distributions..........  The Distributions payable on each Preferred Security will be fixed at a rate per annum of 8.40% of the Liquidation Amount of $20 per Preferred Security, will be cumulative, will accrue from the date of issuance of the Preferred Securities and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year,  commencing June 30, 1998. See
                        "Description of Preferred Securities-Distributions."

Junior Subordinated
Debentures.............  The Issuer Trust will invest the proceeds from the issuance of the Preferred Securities and Common Securities in an equivalent amount of 8.40% Junior Subordinated Debentures of the Company. The Junior Subordinated Debentures will mature on June 30, 2028, subject to the Maturity Adjustment. The Junior Subordinated Debentures will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. In addition, the Company's obligations under the Junior Subordinated Debentures will be structurally subordinated to all existing and future liabilities and obligations of its subsidiaries.

Guarantee..............  Under the terms of the Guarantee, the Company has guaranteed the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust described herein. The Company and the Issuer Trust believe that the obligations of the Company under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture taken together, fully, irrevocably and unconditionally guarantee all of the Issuer Trust's obligations relating to the Preferred Securities. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness and pari pasu with its obligations associated with the Outstanding Capital Securities.
                         See "Description of Guarantee."

Right to Defer
Interest...............  The Company has the right, at any time, to defer payments of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of the Company's extension of the interest payment period, quarterly Distributions on the Preferred Securities will be deferred (though such Distribution would continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the Junior Subordinated Debentures during any such Extension Period). During an Extension Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures, including the Company's obligations associated with the Outstanding Capital Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the foregoing requirements. See "Description of Junior Subordinated Debentures-Option to Extend Interest Payment Period."

                         Should an Extension Period occur, Preferred Security holders will continue to accrue interest income (and de minimis original issue discount, if any) for United States federal income tax purposes.

                         See "Certain Federal Income Tax Consequences-Interest Income and Original Issue Discount."

Liquidation of the
Issuer Trust...........  The Company, as holder of the Common Securities, has the right at any time to dissolve the Issuer Trust and cause the Junior Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of the Issuer Trust, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Preferred Securities-Liquidation Distribution Upon Dissolution."

Voting Rights..........  Generally, the holders of the Preferred Securities will not have any voting rights. See "Description of Preferred Securities-Voting Rights; Amendment of Trust Agreement" and "Risk Factors Relating to the Offering-Limited Voting Rights."

Ranking................  The Preferred Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities except as described under "Description of Preferred Securities--Subordination of Common Securities." The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Junior Subordinated Indenture to all Senior Indebtedness (as defined herein) and will be pari passu with the Company's obligations associated with the Outstanding Capital Securities. See "Description of Junior Subordinated Debentures." The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to the extent and in the manner set forth in the Guarantee to all Senior Indebtedness and will be pari passu with the Company's obligations associated with the Outstanding Capital Securities. See "Description of Guarantee." In addition, because the Company is a holding company, the Junior Subordinated Debentures and the Guarantee effectively will be subordinated to all existing and future liabilities of the Company's subsidiaries, including the deposit liabilities of the Bank Subsidiaries and the liabilities of the Consumer Finance Subsidiaries (collectively, the "Subsidiaries"). See "Description of Junior Subordinated Debentures-Subordination."

Redemption.............  The Trust Securities will be subject to mandatory redemption (i) in whole, but not in part, at the Stated Maturity upon repayment of the Junior Subordinated Debentures, (ii) in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Junior Subordinated Debentures upon the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event and (iii) in whole or in part, at any time on or after June 30, 2003, contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part, in each case at the applicable Redemption Price. See "Description of Preferred Securities--Redemption."

No Rating..............  The Preferred Securities are not expected to be rated by any rating service, nor is any other security issued by the Company so rated.

ERISA Considerations...  Prospective purchasers should carefully consider the restrictions on purchase set forth under "Certain ERISA Considerations."

Use of Proceeds........  All proceeds to the Issuer Trust from the sale of the
                         Preferred Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. All the net proceeds received by the Company from the sale of the Junior Subordinated Debentures, together with the proceeds to be received by the Company from its proposed sale of $20 million Senior Notes (as defined under "Recent Developments--Senior Notes"), will be used for general corporate purposes, including repayment of the outstanding balance of the Company's Credit Facility (as defined under "Recent Developments --Rose Shanis Acquisition"). See "Recent Developments," "Use of Proceeds" and "Capitalization." The Trust Securities may qualify in whole or in part as Tier 1 or core capital of the Company, subject to the 25% Capital Limitation (as defined under "Use of Proceeds"), under the risk-based capital guidelines of the Federal Reserve. The portion of the Trust Securities that exceeds the 25% Capital Limitation will qualify as Tier 2 or supplementary capital of the Company. See "Use of Proceeds."

NASDAQ National Market
  Symbol...............  The Preferred Securities have been approved for quotation on the NASDAQ National Market under the symbol "MSDXO".

         For additional information regarding the Preferred Securities, see "Description of Preferred Securities," "Description of Junior Subordinated Debentures," "Description of Guarantee," "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee" and "Certain Federal Income Tax Consequences."

                                  Risk Factors

         Prospective investors should carefully consider the matters set forth under "Risk Factors" beginning on page 11.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Preferred Securities offered by this Prospectus. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act and Section 21E(i)(1) of the Exchange Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

Risk Factors Relating to the Offering

         Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures. The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness and pari passu with the Company's obligations associated with the Outstanding Capital Securities. At March 31, 1998, the Senior Indebtedness of the Company aggregated approximately $3 million. In addition, the Company guaranteed certain debt of Rose Shanis which approximates $29 million, but which is expected to be discharged upon completion of the sale of the Preferred Securities. See "Use of Proceeds." None of the Junior Subordinated Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures-- Subordination."

         The ability of the Issuer Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Junior Subordinated Debentures as and when required.

     Option to Extend Interest Payment Period; Tax Consequences. So long as no Event of Default (as defined in the Junior Subordinated Indenture) has occurred and is continuing with respect to the Junior Subordinated Debentures (a "Debenture Event of Default"), the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior
Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Debenture Events of Default." As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon during any Extension Period at the rate equal to 8.40% per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distribution" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures, including the Company's obligations associated with the Outstanding Capital Securities (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate equal to 8.40% per annum, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Preferred Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period."

         Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount) for United States federal income tax purposes in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer Trust (which will include a holder's pro rata share of both the stated interest and de minimis original issue discount, if any, on the Junior Subordinated Debentures). As a result, a holder of Preferred Securities will include such interest income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such original issue discount interest income, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions with respect to such Extension Period. See "Certain Federal Income Tax Consequences--US Holders--Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

         The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such deferrals.

         Tax  Event,   Investment  Company  Event  or  Capital  Treatment  Event
Redemption. Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event, the Company has the right to redeem the Junior Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and thereby cause a mandatory redemption of the Preferred Securities and Common Securities. Any such redemption shall be at a price equal to the liquidation amount of the Preferred Securities and Common Securities, respectively, together with accumulated Distributions to but excluding the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures prior to the stated maturity may be subject to prior regulatory approval by the Federal Reserve, if then required, as it currently is, under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

         A "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

         A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof), except as otherwise restricted under the 25% Capital Limitation (as defined herein), for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

         Exchange of Preferred Securities for Junior Subordinated Debentures. The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." The Junior Subordinated Debentures, if
distributed, may be subject to restrictions on transfer as described under "Notice to Investors."

         Under current United States federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Preferred Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer Trust would be a taxable event to the Issuer Trust and the holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

         Rights Under the  Guarantee.  Bankers Trust Company acts as the trustee under the Guarantee (the "Guarantee Trustee") and holds the Guarantee for the benefit of the holders of the Preferred Securities. Bankers Trust Company also acts as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee under the Trust Agreement. Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Guarantee is subordinated as described under "--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Guarantee--Status of the Guarantee" and pari passu with the obligations associated with the Outstanding

Capital Securities. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

         If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer Trust may lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Junior
Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Junior Subordinated Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities," "--Debenture Events of Default" and "Description of Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Junior Subordinated Indenture.

         Limited Voting Rights. Holders of Preferred Securities have limited voting rights relating generally to the modification of the Preferred Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of Junior Subordinated Debentures. Holders of Preferred Securities are not entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Trust Agreement and described herein. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Preferred Securities to cure any ambiguity or make other provisions not inconsistent with the Trust Agreement or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "--Removal of Issuer Trustees; Appointment of Successors."

     Absence of Market. The Preferred Securities are a new issue of securities with no established trading market. The Preferred Securities have been approved for quotation on the Nasdaq National Market. One of the requirements for initial listing is the presence of three market makers for the Preferred Securities. Nasdaq National Market maintenance standards require the existence of two market makers for continued listing. The Company and the Issuer Trust have been advised by the Underwriters and a third broker-dealer that they intend to make a market in the Preferred Securities. However, such firms are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

         Market Prices. There can be no assurance as to the market prices for Preferred Securities, or the market prices for Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Preferred Securities or the Junior Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures on termination of the Issuer Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Junior Subordinated Debentures."

Risk Factors Relating to the Company

         Status of the Company as a Bank Holding Company. The Company is a legal entity separate and distinct from the Bank Subsidiaries and Consumer Finance Subsidiaries, although the principal source of the Company's cash revenues is dividends from the Bank Subsidiaries and the Consumer Finance Subsidiaries. The ability of the Company to pay the interest on, and principal of, the Junior Subordinated Debentures will be significantly dependent on the ability of the Subsidiaries to pay dividends to the Company and the ability of the Company to realize a return on its investments in amounts sufficient to service the Company's debt obligations. Payment of dividends by the Bank Subsidiaries is restricted by various legal and regulatory limitations. Under federal law, no dividend may be paid, unless, following the payment of such dividend, the capital stock of the bank will be unimpaired. In addition, under state law, a Bank Subsidiary may pay dividends only out of undivided profits or, with the prior approval of the Maryland Commissioner of Financial Regulation (the "Maryland Commissioner"), from surplus in excess of 100% of required capital stock.

         The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the Subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim. At March 31, 1998, the Company's Subsidiaries had indebtedness and other liabilities of approximately $959 million.

         The Bank Subsidiaries are also subject to restrictions under federal law which limit the transfer of funds by them to the Company, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by either Bank Subsidiary to the Company or any nonbank subsidiary of the Company are limited in amount of 10% of the bank's capital and surplus and, with respect to the Company and all its nonbank subsidiaries, to an aggregate of 20% of the bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. Federal law also prohibits banks from purchasing "low-quality" assets from affiliates.

         Competition. The banking business is highly competitive. In their primary market areas, the Bank Subsidiaries compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of the Bank Subsidiaries' primary competitors have substantially greater resources and lending limits than the Bank Subsidiaries and may offer certain services that the Bank Subsidiaries do not provide at this time. The profitability of the Company depends upon the Bank Subsidiaries' ability to compete in their primary market area.

         Rose Shanis Loans, LLC operates predominately in the Baltimore market area with additional branches in Annapolis (Anne Arundel County), Bel Air (Harford County) and Easton (Talbot County), in Maryland. The consumer finance business is also highly competitive. Although Rose Shanis Loans, LLC is the third largest consumer finance company in its primary market area, many other consumer finance companies compete with Rose Shanis Loans, LLC for local loans. Rose Shanis Loans, LLC competes with many larger national finance companies, many of which have greater resources. The profitability of Rose Shanis Loans, LLC depends on its continued ability to maintain its personalized business and quality service in its local market areas, and to preserve its relationships with the third party dealer network that indirectly sources prospective Rose Shanis borrowers.

         Developments in Technology. The market for financial services, including banking services and consumer finance services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telebanking, debit cards and so-called "smart" cards. The ability of the Company, including its Bank Subsidiaries and Consumer Finance Subsidiaries, to compete successfully in its markets may depend on the extent to which it is able to exploit such technological changes. However, there can be no assurance that the development of these or any other new technologies, or the Company's success or failure in anticipating or responding to such developments, will materially affect the Company's business, financial condition and operating results.

         Year 2000 Issues. The "Year 2000" issue is the result of computer programs and equipment which are dependent on "embedded chip technology" using two digits rather than four to define the applicable year. Any of the Company's computer programs or equipment that are date dependent may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, a temporary inability to process transactions, send invoices, or engage in similar normal business activity. Based on assessments made to date, the Company has determined that it may be required to modify or replace portions of its software and other equipment so that its computer, security, and communications systems will properly utilize dates beyond December 31, 1999. The Company believes that with modifications or conversions of software, and replacement of equipment which cannot be made Year 2000 compliant, the Year 2000 issue can be mitigated. If such modifications, conversions or equipment replacements are not made, or are not completed in a timely manner, the Year 2000 issue could have a material impact on the operations of the Company. In addition to issues relating to internal Year 2000 compliance, the Company may be vulnerable to third party suppliers and large customers to remedy their own Year 2000 Issue. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

         Growth and Acquisition Strategies. The Company has pursued and intends to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without significant increases in noninterest expenses relative to revenues generated. There can be no assurance that the Company will be successful in implementing its internal growth strategy.

         In addition, the Company has pursued and will continue to pursue an expansion plan which involves, among other things, the acquisition of other financial institutions and financial service providers. Acquisitions will be subject to regulatory approvals, and there can be no assurance that the Company will obtain such approvals. Although relating to an acquisition, the Company does not have any signed contracts, letters of intent or agreements in principle, the Company routinely reviews acquisition opportunities. The Company may not be successful in identifying additional acquisition candidates, integrating acquired institutions or preventing deposit or loan erosion at acquired institutions. Competition for acquisitions in the Company's market area is highly competitive, and the Company may not be able to acquire other institutions on attractive terms. Furthermore, the success of the growth strategy of the Company will depend on maintaining sufficient regulatory capital levels and on economic conditions.

         The Company's financial performance also depends, in part, on the Company's ability to manage its various portfolios and the Company's ability to successfully introduce additional financial products and services. There can be no assurance that additional financial products and services will be introduced or, if introduced, that such financial products and services will be successful.

         Market  Value  of  Investments.  Approximately  55%  of  the  Company's
securities investment portfolio has been designated as available-for-sale pursuant to Statement of Financial Accounting Standards No. 115 ("SFAS 115") relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be "marked to market" and reflected as a separate item in shareholders' equity (net of tax). At December 31, 1997, the Company maintained approximately 25% of its total assets in securities available-for-sale. Shareholders' equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. There can be no assurance that the market value of the Company's investment portfolio will not decline, causing a corresponding decline in shareholders' equity.

         Management believes that several factors will affect the market values of the Company's investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve. (The yield curve refers to the differences between longer-term and shorter-term interest rates. A positively sloped yield curve means shorter-term rates are lower than longer-term rates.) Also, the passage of time will affect the market values of the securities, in that the closer they are to maturing, the closer the market price should be to par value. In addition to the foregoing, there are other factors that impact specific categories of the portfolio differently.

         Allowance for Loan Losses. The inability of borrowers to repay loans can erode the earnings and capital of banks and consumer finance companies. Like all financial institutions, the Company's subsidiaries maintain an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and such losses may exceed current estimates. At December 31, 1997, the Bank Subsidiaries had nonperforming loans (i.e., loans 90 days or more delinquent on a contractual basis or on a non-accrual status) of $3.786 million and an allowance for loan losses of $5.231 million on gross loans of $460 million; thus, the allowance for loan losses at December 31, 1997 represented 1.14% of total loans and 138% of nonperforming loans. At December 31, 1997, the Rose Shanis Companies had nonperforming loans of $6.0 million and an allowance for loan losses of $2.6 million or 5.6% of total loans and 43% of nonperforming loans. There can be no assurance that the Company's allowance for loan losses will be adequate to cover actual losses. Future provisions for loan losses could materially and adversely affect results of operations of the Company.

         The level of loan loss allowance has been based upon management's continual review of the loan portfolio. Management reviews the loans by type and nature of collateral and establishes a provision for loan losses based upon historical charge-off experience, the present and prospective financial condition of specific borrowers, industry concentrations within the loan portfolio, size of the credit, existence and quality of any collateral, profitability, and general economic conditions. Based on its review, management expects to increase the allowance for loan losses for the consumer finance business. Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary in the event there are additional loan losses from the consumer finance business in future periods and if economic conditions differ substantially from the assumptions uses. Material additions to the Company's allowance for loan losses would result in a decrease in the Company's net income and capital.

         Credit Risk Associated With Consumer Finance Customers. As with many customers of consumer finance companies, the Rose Shanis customers are typically unable or unwilling to secure credit from traditional lending services. In making a credit decision, in addition to the size of the obligation, Rose Shanis Loans, LLC generally considers a customer's income level, type and length of employment, stability of residence, personal references, purpose of loan, available collateral, overall credit rating and prior credit history with the Rose Shanis Companies. Rose Shanis Loans, LLC, however, is more susceptible to the risk that its customers will not satisfy their repayment obligations than are consumer finance companies that have more stringent underwriting criteria.

         Because Rose Shanis Loans, LLC relies primarily on the creditworthiness of its customers for repayment and relies less so on collateral securing the debt, the Rose Shanis Companies have historically experienced actual rates of losses higher than lenders who have collateral which they can repossess in the event of a borrower's default. At December 31, 1997, the Rose Shanis Companies had loans of $46 million, or 9% of the Company's total loans on a pro forma basis. At December 31, 1997, the Rose Shanis Companies' loans had accounts with payments 61 days or more past due as a percentage of end of period gross loans of 16%. There can be no assurance that the Company will not continue to experience increases in delinquencies and net write-offs which may require additional increases in the provisions for credit losses which may adversely affect results of operations.

         Underwriting Criteria for Consumer Finance Loans. Although competition in the so called "sub- prime" lending market has increased, the Company believes that these borrowers represent a substantial market and their demand for financing has not been adequately served by traditional lending sources. The underwriting criteria for loans originated by consumer finance companies are generally less stringent than those historically adhered to by banks, including the Bank Subsidiaries, and, as a result, carry a higher level of credit risk which is mitigated by larger and more frequently incurred late charges and higher interest rates. These portfolios also represent an increased risk of loss in the event of adverse economic developments such as a recession. The Company believes that important determinants of success in sub- prime financing include the ability to control borrower and dealer misrepresentations at the point of origination; the evaluation of the creditworthiness of sub-prime borrowers; and the maintenance of an active program to monitor performance and collect payments. Sub-prime lending is inherently more risky than traditional lending and there can be no assurance that all appropriate underwriting criteria have been identified or weighted properly in the assessment of credit risk, or will afford adequate protection against the higher risks inherent in lending to sub-prime borrowers.

         Seasonality. The consumer finance business operated by Rose Shanis Loans, LLC experiences the highest demand for its financial products and services between October and December, and experiences the lowest demand for its financial products and services between January and March. These significant seasonal fluctuations in its business directly impact Rose Shanis Loans, LLC's operating results and cash needs.

         General Economic Risk. The risks associated with the consumer finance business become more significant in an economic slowdown or recession. During periods of economic slowdown or recession, the consumer finance business has experienced and may again experience a decreased demand for its financial products and services and an increase in rates of delinquencies and frequency and severity of losses. The rates of delinquencies and frequency and severity of losses among consumer finance companies have been in the past and may be in the future higher under adverse economic conditions than those generally experienced. Any sustained period of economic slowdown or recession could materially adversely affect the financial condition and results of operations of the Consumer Finance Subsidiaries.

         Impact of Interest Rates and Other Economic Conditions. Results of operations for financial institutions, including the Company, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The profitability of the Company is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities (net interest income), including advances from the Federal Home Loan Bank of Atlanta ("FHLB"). Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time period is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time period is considered liability-sensitive and is reflected as negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. However, there can be no assurance that the Company will be able to manage interest rate risk so as to avoid significant adverse effects in net interest income. At December 31, 1997, the Company had a one year cumulative positive gap of $42.8 million or 4% of total assets. This positive one year gap position may, as noted above, have a negative impact on earnings in a declining interest rate environment.

         Considerations Relating to Loan Portfolio of Banks. During the past three years, the Company has experienced significant growth in its banking loan portfolio. Loans increased 16% during 1997 to $460 million at December 31, 1997, from $398 million at December 31, 1996. Commercial real estate loans increased by 22% or $24 million during 1997 and comprised 29% of total loans as of December 31, 1997. The nature of commercial real estate loans is such that they may present more credit risk to the Company than other types of loans such as home equity or residential real estate loans. Further, these loans are concentrated in Central Maryland. As a result, a decline in the general economic conditions of Central Maryland could have a material adverse effect on the Company's financial condition and results of operations taken as a whole.

         Supervision and Regulation of Bank Holding Companies and their Subsidiaries. Bank holding companies and their subsidiaries operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company and its subsidiaries are subject to the Bank Holding Company Act of 1956, as amended (the "BHC Act") and to regulation and supervision by the Federal Reserve and the Maryland Commissioner, and the Bank Subsidiaries are subject to regulation and supervision by the Maryland Commissioner and the Federal Deposit Insurance Corporation ("FDIC"). The Bank Subsidiaries are also members of the FHLB and are subject to regulation thereby. Federal and state banking laws and regulations govern matters ranging from restrictions on permissible investments and activities, the regulation of certain debt obligations, changes in the control of bank holding companies, and the maintenance of adequate capital to the general business operations and financial condition of the Bank Subsidiaries, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The Federal Reserve, the FDIC, and the Maryland Commissioner also possess cease and desist powers over bank holding companies and banks, to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner in which the Company and the Bank Subsidiaries may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve. These monetary policies have had and are expected to continue to have significant effects on the operating results of commercial banks. Changes in monetary or legislative policies may affect the ability of the Bank Subsidiaries to attract deposits and make loans. See "Supervision, Regulation and Other Matters Banking."

         Supervision and Regulation of Consumer Finance Companies and Insurance Agencies. Consumer finance companies and insurance agencies operate in a highly regulated environment and are subject to supervision and examination by several federal and state regulatory agencies. Rose Shanis Loans, LLC is subject to regulation and supervision by the Maryland Commissioner and Bay Insurance is subject to regulation and supervision by the Maryland Insurance Administration. Federal and state laws and regulations govern matters ranging from permissible lending activities, reserves, permissible types, amounts and terms of loans, the maximum rate of interest that may be charged, and comprehensive and strict disclosure obligations. These and other restrictions limit the manner in which the Consumer Finance Subsidiaries may conduct their business. See "Supervision, Regulation and Other Matters - Consumer Finance."

         The consumer finance loans are subject to numerous Federal and state consumer protection laws which impose requirements on the solicitation, making, enforcement and collection of consumer loans. Such laws, as well as any new laws or rulings which may be adopted may adversely affect Rose Shanis' ability to collect on the loans or attain the historic level of periodic finance charges and other fees. In addition, failure by Rose Shanis to comply with such requirements could adversely affect Rose Shanis' ability to enforce the loans. Congress and the states may enact new laws and amendments to existing laws to regulate further the consumer finance industry or to reduce finance charges or other fees or charges applicable to the accounts. The potential effect of any such legislation could be to reduce the total revenues related to yield on the loans.

         Forward Looking Information. In recent years, significant new federal legislation has imposed numerous new legal and regulatory requirements on financial institutions. In addition to the uncertainties posed by possible legislative change, there are many other uncertainties that may make the Company's historical performance an unreliable indicator of its future performance, and forward-looking information, including projections of future performance, is subject to numerous possible adverse developments, including, but not limited to, the possibility of adverse economic developments which may increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates which may result in shrinking interest margins; deposit outflows; interest rates on competing investments; shifts in demand for financial services and loan products;
increases generally in competitive pressure in the banking and financial services industry; changes in accounting policies or guidelines, or monetary and fiscal policies of the Federal government; changes in the quality or composition of the Company's loan and investment portfolios; or other significant uncertainties.

         The Company's recently completed acquisition of Rose Shanis Companies is subject to additional uncertainties, including lower than expected income or revenues following the transaction, or higher than expected operating costs; business disruption relating to the Acquisition; greater than expected costs or difficulties related to the integration of the management of Rose Shanis Companies with that of the Company; and other unanticipated occurrences which may increase the costs related to the Acquisition or decrease the expected financial benefits of the Acquisition.

                          MASON-DIXON BANCSHARES, INC.

         The Company is a multi-bank holding company organized in 1991 under the laws of the State of Maryland. The Company operates two bank subsidiaries, Carroll County Bank and Bank of Maryland. Through the Bank Subsidiaries, the Company provides corporate, consumer and mortgage banking services, trust services, and non-deposit investment products for its customers. Carroll County Bank has been providing banking services to residents of Carroll County, Maryland for over 100 years.

         The Company also operates a consumer finance company, Rose Shanis Loans, LLC, and an insurance agency subsidiary, Bay Insurance, LLC.

Banking

         Banking services are provided through 17 retail banking offices which are located primarily in central Maryland and five on Maryland's Eastern Shore. On March 12, 1998, the Company announced that the Bank of Maryland entered into an agreement for the Eastern Shore Branch Sale whereby all five branches on Maryland's Eastern Shore will be sold to subsidiaries of First Virginia.

         Through the Bank Subsidiaries, the Company engages in commercial and consumer lending, depository business, and trust business, including the receiving of demand, savings and time deposits, and the making of loans to individuals, associations, partnerships and corporations. Real estate financing comprises residential first and second mortgages, construction and land development, home equity lines of credit, and commercial mortgages. Consumer lending is direct to individuals on both a secured and unsecured basis. Commercial loans include lines of credit, term and demand loans for the purchase of equipment, inventory and accounts receivable financing. Some insurance products are offered through Carrollco Insurance, Inc., a wholly-owned subsidiary of Carroll County Bank.

         The Company offers traditional demand deposit accounts for individuals, associations, partnerships, governments, and corporations. Also offered are NOW, savings, and money market accounts, as well as certificates of deposit and Individual Retirement Accounts. Deposits are insured by the FDIC.

         Carroll County Bank provides 24-hour access to customer information through its XpressLine automated voice response system, and both Bank Subsidiaries operate 24-hour automated teller machines. Safe deposit facilities are available at most locations, as are after-hour depository services.
Customers may also obtain travelers checks, money orders, and cashier's and treasurer's checks at all locations. Carroll County Bank provides a full range of trust services to individuals, corporations, and non-profit organizations under the trade name, "Mason-Dixon Trust Company." Services to individuals include investment management, living and testamentary trusts, estate management, and custody of securities. Corporate financial services and employee benefit plans are provided to businesses. Services provided to non-profit organizations include management of endowment trusts. Carroll County Bank also originates and services real estate mortgage and construction loans as a principal and as an agent under the name "Mason-Dixon Bancshares Mortgage Company."

         The Bank Subsidiaries are not dependent upon a single customer or small group of customers, the loss of which would have a material adverse effect on the Company, nor are they dependent on a single product or small number of products, and do not experience any significant fluctuations in loan or deposit activity which are seasonal in nature.

Consumer Finance

         On February 11, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of the Rose Shanis Companies. "The Rose Shanis Companies" were comprised of three consumer finance companies, Rose Shanis & Sons, Inc., Rose Shanis & Co., Inc., and Rose Shanis Co., and one insurance agency, Stephen Corp. The Company's wholly-owned subsidiary, Rose Shanis Loans, LLC, acquired the consumer finance business of the Rose Shanis Companies and Bay Insurance, LLC, another wholly-owned subsidiary of the Company, acquired the insurance business of the Rose Shanis Companies.

         The business conducted by the Rose Shanis Companies was established 66 years ago in Baltimore by Rose Shanis Glick and this business remained family owned and managed until the Acquisition. The Rose Shanis Companies established a reputation as a successful and dependable personal lender servicing second and even third generations of borrowers. Norman Glick, the founder's son and one of the owners of the Rose Shanis Companies, has continued on the management team of Rose Shanis Loans, LLC.

         Rose Shanis originates its consumer loans, conducts all of its loan servicing functions and maintains its dealer relationships through its branch offices. Rose Shanis' main office and eight branches are located in Baltimore City and County, two branches are in Anne Arundel County, Maryland, one branch is in Harford County, Maryland, and one branch is in Talbot County, Maryland.

         Rose Shanis offers consumer loans, sales finance, second mortgage loans, and various related products through two main lines of business: the purchase of credit sales contracts ("Sales Finance Business"), and lending cash to consumers directly through its branches ("Direct Cash Business"). The Sales Finance Business represents financed sales of a range of products including health club memberships, household furniture and appliances, used automobiles and boats. These contracts are purchased through a wide variety of consumer dealers, both national and local, with which Rose Shanis has relationships. The contracts related to the Sales Finance Business have a maximum term of 60 months, and in some cases, a dealer reserve is held to cover potentially doubtful accounts.

         The loans related to the Direct Cash Business have historically represented approximately half of the loan volume for the Rose Shanis Companies. Most of the loans have maximum terms of 60 months; a major portion of the loans are renewed in less than 12 months. Interest-bearing real estate secured loans have a maximum term of 60 months. Rose Shanis also generates loans through direct mail marketing, targeting present, former and potential customers who have used other sources of consumer credit. As of December 31, 1997, the Direct Cash Business composed approximately 60% of the Rose Shanis loan portfolio.

         Rose Shanis also earns commissions by selling credit related insurance products to its borrowers. Bay Insurance, LLC, sells single and joint credit life insurance, single accident and health insurance, involuntary unemployment insurance, and Vendors Single Interest Automobile insurance. Each Rose Shanis branch has at least one employee who is licensed to sell insurance products.

Business Strategy

         As part of a large community based multi-bank holding company, the Bank Subsidiaries are able to provide the services and efficiencies of a large bank, yet maintain the flexibility and authority at the local level to meet the personalized needs of their individual customers. The Company, through its subsidiaries, provides a range of financial services, principally to consumers and small to medium-sized businesses in its market areas. The Company's business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of the market it serves.

         The Company conducts its banking business through its two Bank Subsidiaries. Carroll County Bank has a strong presence in Carroll County, while Bank of Maryland maintains strategically located branches around the greater Baltimore metropolitan area in Central Maryland. To coordinate the activities of the Bank Subsidiaries, and to maintain internal controls, the Company utilizes a planning and budgeting process which involves the officers and principal department heads of the Bank Subsidiaries. Performance targets and budget goals are developed for each subsidiary on an annual basis, with financial and operating results reported and reviewed periodically during the year. The centralization of these processes has enabled the Company to maintain consistent quality of these functions and to achieve certain economies of scale.

         As part of its operations, the Company regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company acquisition. In addition, the Company regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses.

         The Company is pursuing a banking strategy of deeper penetration in its core market, Central Maryland. The Company believes that the Central Maryland market is a growth area with significant potential for banking products and services. As part of this business strategy, on March 12, 1998, the Company announced the Eastern Shore Branch Sale whereby the Bank of Maryland entered into an agreement to sell its five branches on Maryland's Eastern Shore to subsidiaries of First Virginia. Under the terms of the agreement, the purchasers, Farmers Bank of Maryland and Atlantic Bank, will acquire approximately $87 million in deposits, $59 million in loans, and 41 employees. The sale of the Eastern Shore branches will allow the Company to focus on its banking strategy and devote its resources for consumer banking to the Central Maryland market. In furtherance of this strategy, the purchase agreement provides the Company a right of first refusal to purchase the bank branches of Farmers Bank and Atlantic Bank located in Baltimore County and Harford County, Maryland, in the event of a proposed sale of those branches.

         The Company continues to conduct business on Maryland's Eastern Shore through a consumer finance branch of Rose Shanis Loans LLC, and a branch of Mason-Dixon Bancshares Mortgage Company, a division of Carroll County Bank. As part of the Eastern Shore Branch Sale, the Company has agreed that, for two years after the closing, it will not open or acquire a banking branch or loan production office on Maryland's Eastern Shore; this restriction does not apply to the existing Rose Shanis branch office or to the Company's existing mortgage company office on the Eastern Shore. The Company will continue to focus on the development of specialty lines of business such as mortgage lending and consumer finance in markets which may differ from markets pursued for traditional banking.

         To broaden the range of financial services offered and to broaden its customer base in the Company's core market, on February 11, 1998, the Company acquired substantially all of the assets of The Rose Shanis Companies, which were engaged in the consumer finance business. The Rose Shanis Companies has historically served those individuals who, for various reasons, are unwilling or unable to access traditional lending sources. This Acquisition has opened to the Company new segments of the Company's core market.

         Among the obvious differences between the two industries are the atmosphere in which business is conducted and the speed with which industry participants can complete most transactions. Offices of consumer finance companies are located in neighborhoods, stores, shopping centers and strip malls, providing ready access to the mainstream population. These offices tend to be smaller and less formal than bank branches, and are designed to project a more personal, friendly image. Geared for service and speed, consumer finance companies can complete most loan or sales transactions in a matter of hours. With rate differences narrowing and time being a commodity, even cost-conscious consumers have opted for the convenience and efficiency provided by organizations involved in the consumer finance industry.

         NEITHER THE PREFERRED SECURITIES NOR THE JUNIOR SUBORDINATED DEBENTURES ARE OBLIGATIONS OF OR GUARANTEED BY THE BANK SUBSIDIARIES OR ANY OTHER BANK.

           SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

         Presented below is selected unaudited consolidated financial information for the Company for the periods specified. The consolidated financial information is not necessarily indicative of the results for any future period and is qualified in its entirety by the detailed information available in the Company's reports as described under "Available Information."

                                                                             As of or for the year ended
                                                                                     December 31,
                                                                                     ------------

                (Dollars in thousands)                      1997         1996      1995(1)        1994        1993
                                                         ---------    ---------   ---------   ----------   -------
Summary of Operations
Interest income......................................    $  67,435    $  58,796   $  46,737   $   34,790   $  35,008
Interest expense.....................................       36,175       29,244      23,071       15,392      15,217
                                                         ---------    ---------   ---------   ----------   ---------
Net interest income..................................       31,260       29,552      23,666       19,398      19,791
Provision for credit losses..........................          138          836           0            0         329
                                                         ---------    ---------   ---------   ----------   ---------
Net interest income after provision
  for credit losses..................................       31,122       28,716      23,666       19,398      19,462
Other operating income...............................        7,990        7,481       4,159        3,245       4,031
Other operating expense..............................       26,791       24,758      17,944       13,806      13,793
                                                         ---------    ---------   ---------   ----------   ---------
Income before income taxes and
  cumulative effect of accounting changes                   12,321       11,439       9,881        8,837       9,700
Applicable income taxes..............................        3,162        3,003       2,582        2,225       3,082
                                                         ---------    ---------   ---------   ----------   ---------
Income before cumulative effect of
  accounting changes.................................        9,159        8,436       7,299        6,612       6,618
Cumulative effect of accounting change for:
      Post-retirement benefits.......................           --           --          --           --        (482)
      Income taxes...................................           --           --          --           --         471
                                                         ---------    ---------   ---------   ----------   ---------
Net income...........................................    $   9,159    $   8,436   $   7,299   $    6,612   $   6,607
                                                         =========    =========   =========   ==========   =========
Other Data
Total assets.........................................     $992,180     $841,074    $765,781     $507,572    $489,058
Total deposits.......................................      651,249      620,735     593,835      383,058     373,022
Total loans-net of reserve...........................      455,160      392,997     348,221      192,885     195,779
Total equity.........................................       75,449       72,699      66,596       42,773      44,797
Intangible assets(2).................................        2,956        4,799       5,292           --          --
Tangible equity......................................       72,493       67,900      61,304           --          --
Key Ratios
Return on average stockholders' equity...............       12.63%       12.27%      13.69%       15.28%      16.53%
Return on average total assets.......................        1.00%        1.05%       1.18%        1.34%       1.40%
Dividends declared to net income.....................       35.10%       32.60%      31.83%       29.71%      27.71%
Average stockholders' equity to average
  total assets.......................................        7.88%        8.54%       8.60%        8.75%       8.50%
Credit Quality Ratios
Nonperforming assets to period-end loans
  and foreclosed assets..............................        0.93%        0.84%       0.59%        0.14%       0.65%
Net chargeoffs (recoveries) to average loans.........        0.02%        0.11%       0.10%        0.03%       0.03%
Allowance as a percent of period-end loans...........        1.14%        1.30%       1.34%        1.34%       1.33%
Allowance as a percent of period-end
  nonperforming loans................................      138.00%      170.20%     257.40%      962.30%     209.00%
Ratios of Earnings to Fixed Charges(3)
Excluding interest on deposits.......................        2.03x        2.83x       2.82x        3.74x       5.52x
Including interest on deposits.......................        1.34         1.39        1.43         1.57        1.64

(1) The results of operations and other financial data for the year ended December 31, 1995 includes the operations and other financial data for the Bank of Maryland for the period following the acquisition on July 17, 1995 to the end of that fiscal year.
(2)    Represents goodwill and core deposit intangibles.
(3) The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes, cumulative effect of changes in accounting principles and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits). There were no amortization of notes and debentures expense nor any portion of net rental expense which was deemed to be equivalent to interest on debt. Interest expenses (other than on deposits) includes interest on notes, federal funds purchased and securities sold under agreements to repurchase, and other funds borrowed.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         The following tables set forth certain pro forma combined condensed financial information of Mason-Dixon and Rose Shanis giving effect to the Acquisition accounted for as a purchase. The pro forma combined condensed balance sheet gives effect to the Acquisition as of December 31, 1997. The pro forma combined condensed statement of income gives effect to the Acquisition as of January 1, 1997.

         The information in the following tables is not necessarily indicative of the results that would have been achieved had such transaction been consummated on such dates and should not be construed as representative of future operations. Such information is subject to the assumptions set forth in the notes of these Unaudited Pro Forma Financial Statements.

PRO FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1997

                                                                                   Rose Shanis
                                                Mason-Dixon         Rose            Pro Forma       Pro Forma
(Dollars in thousands)                         Bancshares, Inc.    Shanis          Adjustments     Consolidated
----------------------                         ----------------    ------          -----------     ------------

Assets
   Cash and due from banks..................   $    20,245      $      159       $   (312)   (a)   $    20,092
   Interest bearing deposits in other banks.           482               -                                 482
   Federal funds sold.......................        17,236               -                              17,236
   Investment securities available for sale.       249,855               -         (6,684)   (b)       243,171
   Investment securities held to maturity...       204,045               -                             204,045
   Loans held for sale......................         4,439               -                               4,439
   Loans (net of unearned income)...........       460,391          46,254            (980)  (c)       505,665
     Less: Allowance for credit losses......        (5,231)         (2,561)                             (7,792)
                                               -----------      ----------       ---------         -----------
       Loans, net...........................       455,160          43,693            (980)            497,873
   Premises and equipment...................        15,530             383            (131)  (d)        15,782
   Other real estate owned..................           685               -                                 685
   Deferred income taxes....................         6,089               -                               6,089
   Mortgage servicing and sub-servicing rights       3,412               -                               3,412
   Intangible assets........................         2,956              85           5,642   (e)         8,683
   Accrued interest receivable and other assets     12,046              53              (4)  (f)        12,095
                                               -----------      ----------       ---------         -----------
       Total Assets.........................   $   992,180      $   44,373       $  (2,469)        $ 1,034,084
                                               ===========      ==========       =========         ===========

Liabilities
   Non-interest bearing deposits............   $    89,692      $        -                         $    89,692
   Interest bearing deposits................       561,557               -                             561,557
                                               -----------      ----------                         -----------
     Total deposits.........................       651,249               -                             651,249
   Short-term borrowings....................        97,203          30,343                             127,546
   Long-term borrowings.....................       160,889               -           9,000   (g)       169,889
   Accrued expenses and other liabilities...         7,390           2,884            (323)  (h)         9,951
                                               -----------      ----------       ---------         -----------
       Total Liabilities....................   $   916,731      $   33,227       $   8,677         $   958,635
                                               -----------      ----------       ---------         -----------

Stockholders' Equity
   Common Stock.............................         5,077               6              (6)  (i)         5,077
   Surplus..................................        35,948               -                              35,948
   Retained earnings........................        32,275          11,140         (11,140)  (i)        32,275
   Unrealized appreciation in certain debt
     and equity securities..................         2,149               -                               2,149
                                               -----------      ----------       ---------         -----------
       Total Stockholders' Equity...........        75,449          11,146         (11,146)             75,449
                                               -----------      ----------       ---------         -----------
       Total Liabilities And
         Stockholders' Equity...............   $   992,180      $   44,373       $  (2,469)        $ 1,034,084
                                               ===========      ==========       =========         ===========

--------------------------

(a)  Reflects cash paid for dealer reserves not assumed.
(b)  Reduction of securities to fund a portion of the cash purchase price.
(c)  Reflects certain loans not acquired.
(d)  Reflects land and certain fixed assets not acquired.
(e) Reflects excess of purchase price over net assets acquired ($5,725,000), less intangible assets not acquired ($83,000).
(f)  Cash value of life insurance policies not acquired.
(g) Reflects an increase of borrowed funds to fund a portion of the cash purchase price.
(h) Constitutes liability for deferred compensation ($11,000) and certain dealer reserves ($312,000) not assumed.
(i)  Elimination of common stock and retained earnings.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                                        Rose Shanis
                                                            Mason-Dixon       Rose       Pro Forma     Pro Forma
(Dollars in thousands except per share data)             Bancshares, Inc.    Shanis     Adjustments   Consolidated
                                                         ----------------    ------     -----------   ------------

Interest Income
   Interest and fees on loans............................     $ 39,011      $12,393     $   (85)  (b)   $51,319
   Interest on deposits in other banks...................           23            -           -              23
   Interest on Federal funds sold........................        1,110            -           -           1,110
   Interest and dividends on investment securities:......                                                     0
      Taxable interest on mortgage-backed securities.....       17,579            -           -          17,579
      Other taxable interest and dividends...............        5,063            -        (468)  (c)     4,595
      Tax exempt interest and dividends..................        4,649            -           -           4,649
                                                              --------      -------     -------         -------
        Total interest income............................       67,435       12,393        (553)         79,275
                                                              --------      -------     -------         -------
Interest Expense
   Interest on deposits:
      Time certificates of deposit of $100,000 or more...        2,168            -           -           2,168
      Other deposits.....................................       22,030            -           -          22,030
                                                              --------      -------     -------         -------
        Total interest on deposits.......................       24,198            0           0          24,198
   Interest on short-term borrowings.....................        4,880        2,638           -           7,518
   Interest on long-term borrowings......................        7,097            -         906   (d)     8,003
                                                              --------      -------     -------         -------
        Total interest expense...........................       36,175        2,638         906          39,719
                                                              --------      -------     -------         -------

        Net interest income..............................       31,260        9,755      (1,459)         39,556
Provision For Credit Losses..............................          138        2,645           -           2,783
                                                              --------      -------     -------         -------
        Net interest income after
          provision for credit losses....................       31,122        7,110      (1,459)         36,773
                                                              --------      -------     -------         -------

Other Operating Income
   Service charges on deposit accounts...................        2,228            -           -           2,228
   Trust Division income.................................        1,471            -           -           1,471
   Gain on sale of securities............................          554            -           -             554
   Gain on sale of mortgage loans........................        1,843            -           -           1,843
   Gain on sale of deposits..............................            -            -           -               0
   Other income..........................................        1,894        1,990           -           3,884
                                                              --------      -------     -------         -------
        Total other operating income.....................        7,990        1,990           0           9,980
                                                              --------      -------     -------         -------
Other Operating Expenses
   Salaries and employee benefits........................       16,109        4,460           -          20,569
   Net occupancy expenses................................        2,533          224           -           2,757
   Equipment expenses....................................        1,654          125           -           1,779
   Legal and professional fees...........................        1,078          552          80   (e)     1,710
   FDIC insurance expense................................           78            -           -              78
   Outside data processing expense.......................        1,068           17           -           1,085
   Amortization of mortgage sub-servicing rights.........          415            -           -             415
   Amortization of other intangible assets...............          444            -         573   (f)     1,017
   Other expenses........................................        3,412        1,649           -           5,061
                                                              --------      -------     -------         -------
        Total other operating expenses...................       26,791        7,027         653          34,471
                                                              --------      -------     -------         -------

Income Before Taxes......................................       12,321        2,073      (2,112)         12,282
Applicable Income Taxes..................................        3,162          808 (a)    (824)  (g)     3,146
                                                              --------      -------     -------         -------
Net Income...............................................     $  9,159      $ 1,265     $(1,288)        $ 9,136
                                                              ========      =======     =======         =======
Per Share Data
   Net Income Per Common Share (Basic)...................     $   1.77                                  $  1.76
                                                              ========                                  =======
   Net Income Per Common Share (Diluted).................     $   1.77                                  $  1.76
                                                              ========                                  =======
--------------------------

(a) Reflects the income tax expenses attributable to the pretax earnings of Rose Shanis at the marginal tax rate of Mason-Dixon (39%).

(b) Reflects the reduction of interest income attributable to certain assets not acquired.

(c) Reflects the loss of interest income attributable to the reduction in securities necessary to fund a portion of the cash purchase price ($6,684,000 @ 7%).

(d) Reflects the increase in interest expense attributable to the cash borrowed to fund a portion of the purchase price ($9,000,000 @ 10.07%).

(e) Reflects the estimated amortization of merger related expenses using the straight-line method over 5 years.

(f) Reflects the amortization of the excess of the purchase price over net assets acquired (goodwill) using the straight-line method over 10 years.

(g)   Reflects the income tax expense  attributable  to adjustments  (b) through
      (f) at the marginal tax rate of Mason-Dixon (39%).

                               RECENT DEVELOPMENTS

Review of Calendar Year 1997

         The Company achieved a record level of earnings for 1997, marking the 13th consecutive year of higher profits. Net income for 1997 totaled $9,159,000, an increase of 9% over 1996's net income of $8,436,000. Factors contributing to the increase in net income were higher levels of net interest income and other operating income. The favorable impact of these items was partially offset by higher levels of other operating expenses mainly due to an expansion of mortgage banking activities and legal fees associated with a dissident stockholder group. The Company's return on average assets was 1.00%, lower than the 1.05% posted in 1996. Return on average stockholders' equity was 12.63%, increasing from 12.27% in 1996. Tangible net income totaled $9,864,000 for 1997 compared to $8,960,000 in 1996, an increase of 10%. Tangible return on average assets and return on average equity were 1.08% and 14.51% respectively for 1997, compared to 1.12% and 14.02% in 1996.

         Net interest income continued to be the principal component of net income and totaled $31,260,000. Net interest income for 1996 was $29,552,000. The increase in net interest income was primarily attributable to the growth in earning assets.

         Interest income on a tax equivalent basis totaled $69,983,000, an increase of $8,972,000 or 15% from 1996. The increase was primarily attributable to higher levels of average earning assets which grew $116,372,000 or 16% compared to 1996. The mix of average earning assets changed little from 1996. Average yields declined 6 basis points due to lower yields on loans.

         Interest expense totaled $36,175,000, up $6,931,000 or 24% from $29,244,00 in 1996. Average interest bearing deposits increased $17,256,000 and average borrowings increased $88,689,000, resulting in higher interest expense. The mix of interest bearing liabilities shifted to more costly borrowings and time deposits, and resulted in an overall increase in average rates paid for interest bearing liabilities of 28 basis points. Included in the increase in borrowings is the issuance of $20,000,000 of Preferred Securities by Mason-Dixon Capital Trust which carry an annual distribution rate of 10.07%. A portion of the proceeds from the issuance of these securities was used to repurchase and retire approximately 250,000 shares of common stock for total consideration of $5,413,000. The issuance of these securities and the subsequent repurchase of common stock contributed to the increase in the weighted average cost of borrowings.

         Total other operating income amounted to $7,990,000, up $509,000 or 7% from 1996. Other operating income in 1996 included a one-time gain on the sale of deposits of $1,469,000. Excluding the one-time gain, other operating income increased by $1,978,000 or 33%. Contributing to the increase was significant growth in mortgage banking revenue as well as increases in most other components of other operating income.

         Total other operating expenses increased by $2,033,000 or 8%. Salaries and employee benefits increased by $1,676,000 or 12%. Salary costs related to mortgage banking activities increased approximately $826,000 due to a higher origination volume. Otherwise, salaries and benefits increased by $850,000 or 6%. This increase resulted from normal increases in salaries as well as staff increases. Retirement plan expenses decreased by $168,000.

         Net occupancy expenses grew by $214,000 or 9% due primarily to increases in maintenance and repairs as well as rental expenses for additional mortgage offices. Equipment expenses increased by $50,000 due primarily to higher depreciation expenses associated with technology related initiatives. Legal and other professional fees increased by $388,000 as a result of litigation expenses associated with a group of dissident stockholders, as well as increased consulting fees. Federal Deposit Insurance Corporation (FDIC) insurance expenses increased to $78,000 in 1997 compared to $4,000 in 1996 as a result of increased annual assessments for banks beginning in 1997 implemented pursuant to the merger of the Bank Insurance Fund (BIF) with the Savings Association Insurance Fund (SAIF). Additional account volume resulted in increased outside data processing expenses of $60,000 or 6%.

         Amortization of mortgage sub-servicing rights totaled $415,000 in each of 1997 and 1996. This expense reflects the amortization of the purchase price of mortgage sub-servicing rights acquired in the purchase of Bank of Maryland in 1995 (the "Merger"). Mortgage sub-servicing rights permit the Company to maintain escrow and other deposits for loans serviced by a third party. Amortization of intangible assets totaled $444,000 in 1997, compared to $493,000 in 1996. Intangible assets being amortized included goodwill created as a result of the Merger, as well as a core deposit intangible acquired in the Merger. The lower amortization amount for 1997 reflects a reduction in amortization for the core deposit intangible, which was fully amortized at November 30, 1997. Other expenses decreased by $380,000 or 10%. The 1996 expenses included $256,000 for costs associated with the disposition of the Bethesda branch of Bank of Maryland.

         Total assets at December 31, 1997 were at $992,180,000, increasing $151,106,000 or 18% over total assets at December 31, 1996. The growth in total assets reflected increased levels of cash, loans, and investment securities. The increase in assets was funded through increases in deposits, borrowed funds, and stockholders' equity. Investment securities totaled $453,900,000, an increase of $95,369,000 or 27%. Much of the increase occurred as deposits and borrowings grew more than loans, resulting in an increase in investment securities.
Securities classified as held to maturity increased $10,801,000 or 6%. The market value of the held to maturity investments was $206,515,000, a 1% unrealized appreciation over the amortized cost of $204,045,000. Securities classified as available for sale increased by $84,568,000. The available for sale portfolio, which totaled $249,855,000 at December 31, 1997, is considered more than sufficient to allow for prudent management of liquidity and interest rate risk and to fund anticipated growth in the loan portfolio.

         Loans  increased  by  $62,227,000  during 1997 to  $460,391,000,  a 16%
increase over December 31, 1996 levels of $398,164,000. Growth in residential real estate mortgages ($22,322,000 or 14%) was spurred by the expansion of mortgage banking activities during 1997, which resulted in increased originations of adjustable rate mortgages. Deposits grew by $30,514,000 during 1997 to $651,249,000, a 5% increase over December 31, 1996 levels of $620,735,000. Trends continued toward growth in higher cost deposits. Most of the growth in deposits occurred in time deposits which grew by $26,860,000 or 9% to $314,421,000 at December 31, 1997.

         Short-term borrowings increased by $43,469,000 during 1997 to $97,203,000, a 81% increase over December 31, 1996 levels of $53,734,000. Higher short-term borrowings occurred as growth in earning assets exceeded growth in deposits and long-term borrowings. Long-term borrowings increased by $75,614,000 or 89%. Borrowings from the Federal Home Loan Bank of Atlanta (FHLB) increased $57,514,000, supporting significant growth in earning assets throughout 1997. The use of advances from the FHLB has increased over the last several years. These advances often carry longer term fixed rates and provide a funding source that minimizes interest rate risk on long-term fixed rate loans. Variable rate advances are also utilized to lower funding costs, as FHLB advances can be an alternative to repurchase agreements or other short-term funding sources.

Rose Shanis Acquisition

         On February 11, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of Rose Shanis Companies, a 66 year old consumer finance company with nine branch offices in the Baltimore metropolitan area, and one each in Annapolis, Easton and Bel Air, Maryland. The Company purchased approximately $43,000,000 in assets consisting primarily of finance receivables, and assumed liabilities approximating $33,000,000. The Rose Shanis Companies had pre-tax net income of $2,073,000 for 1997. The purchase price of the Acquisition was $15,684,000

         One of the assumed liabilities of the Rose Shanis Companies was bank debt of approximately $29,000,000 as of February 11, 1998. At the closing, the Company and Rose Shanis Loans, LLC entered into a $38,000,000 short-term revolving credit facility with three unaffiliated banks (the "Credit Facility"), the proceeds of which were used to repay the assumed loan in full. The Credit Facility is secured by all assets of Rose Shanis Loans, LLC, guaranteed by the Company and payable on June 11, 1998. As part of its obligations under the guaranty, the Company is prohibited from, among other things, pledging the common stock of the Bank Subsidiaries or pledging or transferring its interests in Rose Shanis Loans, LLC. Events of default under the guaranty include the failure of the Bank Subsidiaries to maintain a "well-capitalized" equity position, the failure of the Company to maintain certain cash flow to debt service ratios and the payment of distributions by Rose Shanis Loans, LLC to the Company in excess of stated amounts.

         Proceeds of the Credit Facility in excess of the amount of the assumed loan are being used for working capital for Rose Shanis Loans, LLC. As of March 31, 1998, approximately $29,000,000 was outstanding under the Credit Facility. The net proceeds from the sale by the Company of the Junior Subordinated Debentures will be used to repay a portion of the outstanding balance of the Credit Facility. See "Use of Proceeds."

         The purchase of the business of the Rose Shanis Companies increases the Company's presence in the Central Maryland area and further diversifies the Company's lending activities. The Acquisition and addition of consumer finance activities to the Company will accelerate changes to the Company's loan mix, net interest margin, and asset quality measurements.

         Consumer finance companies differ from banks in several respects. Due to the nature of lending to individuals with limited or impaired credit histories, delinquencies and write-off levels are generally higher than those experienced in the banking industry. In addition, consumer finance companies typically place a lesser reliance on collateral as a repayment source. To mitigate these characteristics, rates charged on loans by consumer finance companies are typically higher than rates charged by banks and late payment charges are higher and more frequently incurred, which taken together, result in higher interest income and total revenues to compensate for this increased risk in lending. In addition, consumer finance companies attempt to mitigate their losses by using aggressive collection remedies allowed by law, including wage garnishment.

         With the addition of the consumer finance business, the Company as a whole is likely to experience higher net interest margins, greater consumer balances in its loan mix, higher delinquencies, higher net charge-offs and increased levels of reserves. The following table highlights, on a pro forma basis, some of the changes in the Company's profile in these areas as of or for the year ended December 31, 1997:

                                                             Rose Shanis                            Pro Forma
(Dollars in thousands)                  The Company           Companies         Adjustment(1)       Combined
----------------------                  -----------           ---------         -------------       --------

Consumer Loans                            $17,464              $46,254              (980)           $62,738
Consumer Loans as a
  percentage of total loans                    4%                 100%                                  12%

Net interest margin                         3.91%               19.70%                                4.64%

Non-performing loans (2)                   $3,786               $5,989              (525)             9,250
Non-performing loans as a
  percentage of total loans                 0.82%               12.95%                                1.83%

Net Charge-offs                               $74               $2,240               (93)            $2,221
Net Charge-offs as a
  percentage of average loans               0.02%                4.52%                                0.44%

Reserve for loan losses                    $5,231               $2,561                               $7,792
Reserve for loan losses as a
  percentage of loans                       1.14%                5.54%                                1.54%
Reserve for loan losses as a
  percentage of non-performing
  loans                                      138%                  43%                                  84%
---------------

(1)      Reflects adjustments made for certain loans not acquired.
(2) Non-performing loans are defined as loans 90 days or more delinquent on a contractual basis or on a non- accrual status.

         Compared to other bank holding companies of similar size, the Company's current asset quality measures are favorable. The addition of the consumer finance business will change the Company's overall profile, since a relatively small number of bank holding companies with assets of between $1 billion and $2 billion operate consumer finance affiliates.

         Compared to industry averages for consumer finance companies, the Rose Shanis Companies have historically had higher delinquency, lower charge-offs, and higher reserve levels. These results were influenced by a charge-off policy based on delinquency of 270 days on a contractual basis, compared to a more common industry practice of 180 days. This policy resulted in more loans being characterized as delinquent and fewer loans charged-off. The Rose Shanis Companies historically carried significantly higher levels of reserves which were available to absorb potential losses of delinquent loans. The Company anticipates phasing in the shorter delinquency 180-day period to be more consistent with general industry standards, and expects that the modification may result in additional charge-offs in the current fiscal year. In addition, the Company intends to take a proactive approach to dealing with the loan delinquencies; consequently, the amount of any additional charge-offs that may result from the modification of the delinquency period cannot be ascertained at this time.

         While the Acquisition will likely have some negative effect on certain asset quality measurements, higher reserves and substantially higher net interest income are available to mitigate the increased credit risk. Overall, the Company expects the Acquisition to have a positive impact on its financial performance. See "Risk Factors."

Eastern Shore Divestiture

         On March 12, 1998, the Company announced that the Bank of Maryland signed an agreement to sell five branches located on the Eastern Shore of Maryland to First Virginia's subsidiaries, Farmers Bank of Maryland and Atlantic Bank. The branches being sold are located in Bishopville, Salisbury, Princess Anne, Crisfield, and Federalsburg. The proposed sale is subject to regulatory approvals and other conditions. Under the terms of the agreement, Farmers Bank of Maryland and Atlantic Bank will acquire substantially all of the branches' approximately $87 million in deposits, $59 million in loans, and 41 employees. The sale of the Eastern Shore branches will allow the Company to focus on its strategy and devote its resources for consumer banking to further penetrating its core market in Central Maryland. The Company plans to replace the Eastern Shore assets with temporary investments that will be funded by additional borrowings. The Company believes that the sale of the Eastern Shore branches will not have a material adverse effect on future earnings of the Company. The closing of the transaction is expected to be completed in mid-1998.

Senior Notes

         The Company has reached agreement in principle for the private sale to a private institutional investor of Senior Notes due 2008 (the "Senior Notes") in the aggregate principal amount of $20,000,000. The Senior Notes will rank senior to the Junior Subordinated Debentures and the Company's obligations associated with the Outstanding Capital Securities.

         The net proceeds from the sale of the Senior Notes, together with the net proceeds of the sale of Junior Subordinated Debentures, will be used by the Company to repay the outstanding balance of the Credit Facility. All the remaining net proceeds will be used for general corporate purposes, which may include the repayment of indebtedness, investments in or extensions of credit to its subsidiaries and/or the financing of possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.


                          MASON-DIXON CAPITAL TRUST II

         The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on February 20, 1998. The Issuer Trust will be governed by an Amended and Restated Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee. Under the Trust Agreement, two individuals selected by the holders of the Common Securities act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, as holder of the Common Securities, has selected two individuals who are employees of and affiliated with the Company to serve as the

Administrators. See "Description of Preferred Securities--Miscellaneous." The Issuer Trust exists for the exclusive purposes of (i) issuing the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of Trust Securities). Accordingly, the Junior Subordinated Debentures are the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

         All the Common Securities are owned by the Company. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuation of a Debenture Event of Default arising as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the rights of the holders of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities--Subordination of Common Securities." The Company has acquired Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The address of the Delaware Trustee is Bankers Trust (Delaware), 1011 Centre Road, Suite 200, Wilmington, Delaware 19805-1266, telephone number (302) 636-3305. The address of the Property Trustee, the Guarantee Trustee and the Debenture Trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, telephone number (212) 250-2500.


                                 USE OF PROCEEDS

         All the proceeds to the Issuer Trust from the sale of the Preferred Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. The proceeds from the Preferred Securities may qualify in whole or in part as Tier 1 or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve; however, capital received from the proceeds of the sale of Preferred Securities, together with the Outstanding Capital Securities and any other cumulative preferred stock of the Company, cannot constitute more than 25% of the total Tier 1 capital of the Company (the "25% Capital Limitation"). Amounts in excess of the 25% Capital Limitation will constitute Tier 2 or supplementary capital of the Company.

         The Company has reached agreement in principle for the private sale to a private institutional investor of Senior Notes due 2008 in the aggregate principal amount of $20,000,000. The Senior Notes will rank senior to the Junior Subordinated Debentures and the Company's obligations associated with the Outstanding Capital Securities.

         The net proceeds from the sale of the Junior Subordinated Debentures in the amount of approximately $19,235,000, together with the net proceeds to the Company of $20,000,000 from the sale of the Senior Notes, will be used by the Company to repay the outstanding balance of the Credit Facility. All the remaining net proceeds received by the Company will be used for general corporate purposes, which may include the repayment of indebtedness, investments in or extensions of credit to its subsidiaries and/or the financing of possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.

                                 CAPITALIZATION

         The following table sets forth the unaudited consolidated capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the Acquisition, the proposed sale of the Senior Notes, and this Offering. The following data should be read in conjunction with the Company's reports filed with the Commission under the Exchange Act. See "Incorporation of Certain Documents by Reference."

                                                                        December 31, 1997
                                                                        -----------------
                                                                    Actual     As Adjusted(1)
                                                                    ------     --------------
                                                                (Dollars in thousands-unaudited)

Long-term debt:
   Other......................................................      $ 140,889   $  149,889
   Senior Notes...............................................              -       20,000
Existing Guaranteed preferred beneficial interests in
  Company's 10.07% junior subordinated debentures
  held by Mason-Dixon Capital Trust (2).......................         20,000       20,000
Additional Guaranteed preferred beneficial interests in
   Company's Junior Subordinated Debentures to be
    held by Mason-Dixon Capital Trust II (3)..................              -       20,000

Stockholders' Equity:
  Preferred Stock.............................................              -            -
  Common stock, $1.00 par value; authorized
  10,000, 5,307,078 shares issued.............................          5,077        5,077
  Additional paid-in-capital..................................         35,948       35,948
  Retained Earnings...........................................         32,275       32,275
  Net unrealized appreciation in certain
    debt and equity securities................................          2,149        2,149
        Total stockholders' equity............................      $  75,449       75,449
             Total Capitalization.............................      $ 236,338      285,338

Risk-based capital ratios:
  Tier 1 capital to risk-adjusted assets (4)..................         14.74%       13.57%
  Regulatory minimum..........................................          4.00%        4.00%
  Total capital to risk-adjusted assets (4)...................         15.64%       17.32%
  Regulatory minimum..........................................          8.00%        8.00%
  Leverage ratio..............................................          8.74%        8.30%
  Regulatory minimum..........................................          3.00%        3.00%

     (1) Adjusted for Rose Shanis acquisition, the proposed sale of the Senior Note, and this offering.

     (2) On June 6, 1997, the Company issued $20,000,000 principal amount of 10.07% junior subordinated debentures to Mason-Dixon Capital Trust in connection with the issuance by Mason-Dixon Capital Trust of the Outstanding Capital Securities. The 10.07% junior subordinated debentures will mature on June 15, 2027. The Company owns all of the Common Securities of Mason-Dixon Capital Trust.

     (3) As described herein, the sole assets of the Issuer Trust will be $20,000,000 principal amount of Junior Subordinated Debentures issued by the Company to the Issuer Trust. The Junior Subordinated Debentures will bear interest at a fixed rate of 8.40% per annum and will mature on June 30, 2028. The Company will own all the Common Securities of the Issuer Trust. The Junior Subordinated Debentures will rank pari passu with the outstanding 10.07% junior subordinated debentures referred to in footnote (2).

     (4) Assumes net proceeds of the offering of the Preferred Securities are invested in assets with a 100% risk weighting under the risk-based capital rules of the Federal Reserve.

                              ACCOUNTING TREATMENT

         For financial reporting purposes, the Issuer Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be included in the consolidated balance sheets of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements of the Company. For financial reporting purposes, Distributions on the Preferred Securities will be recorded in the consolidated statements of income of the Company.


                       DESCRIPTION OF PREFERRED SECURITIES

         Pursuant to the terms of the Trust Agreement for the Issuer Trust, the Issuer Trustees on behalf of the Issuer Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer Trust. The holders of the Preferred Securities will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of the material provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

General

         The Preferred Securities will be limited to $20,000,000 aggregate Liquidation Amount outstanding. The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "--Subordination of Common Securities." The Junior Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

Distributions

     The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and Distributions on each Preferred Security will be payable at an annual rate of 8.40% the stated Liquidation Amount of $20 per Preferred Security, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Distribution Date"), to the holders of the Preferred Securities at the close of business on the 15th day of each March, June, September and December (whether or not a Business Day (as defined below)) next preceding the relevant Distribution Date. Distributions on the Preferred Securities will be cumulative. Distributions will accumulate from April 22, 1998. The first Distribution Date for the Preferred Securities will be June 30, 1998. The amount of Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

         So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of 8.40% per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures, including the Company's obligations associated with the Outstanding Capital Securities (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period,
(b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such


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



Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures--Option To Extend Interest
Payment Period" and "Certain Federal Income Tax Consequences--US Holders--Interest Income and Original Issue Discount."

         The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

         The revenue of the Issuer Trust available for distribution to holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures." If the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust may not have funds available to pay Distributions or other amounts payable on the Preferred Securities. The payment of Distributions and other amounts payable on the Preferred Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

Redemption

         Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). If less than all the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities.

     The Company has the right to redeem the Junior Subordinated Debentures (i) on or after June 30, 2003, in whole at any time or in part from time to time, or
(ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See "--Liquidation Distribution Upon Dissolution." A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of a Like Amount of the Preferred Securities and Common Securities at the Redemption Price.

         "Business Day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the City of New York or the State of Maryland are authorized or required by law or executive order to remain closed, or (c) a day on which the Property Trustee's Corporate Trust Office, the Delaware Trustee's Corporate Trust Office or the Debenture Trustee's Corporate Trust Office is closed for business.

         "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

         "Liquidation Amount" means the stated amount of $20 per Trust Security.

         "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

         "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof), except as otherwise restricted under the 25% Capital Limitation, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

         If a Tax Event described in clause (i) or (iii) of the definition of Tax Event above has occurred and is continuing and the Issuer Trust is the holder of all the Junior Subordinated Debentures, the Company will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

"Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Preferred Securities and Common Securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

Redemption Procedures

         Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

         If the Issuer Trust gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. With respect to Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price and any Distribution payable in respect of the Preferred Securities on or prior to the Redemption Date, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. If any date fixed for redemption of Preferred
Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

         Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement, and may resell such securities.

         If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or if the Preferred Securities are then held in the form of a Global Preferred Security (as defined below), in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and, unless payment of the Redemption Price in respect of the Preferred Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

         Payment of Distributions on, and the Redemption Price of, and the Liquidation Distribution in respect of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, no payment of any Distribution on, or Redemption Price of, or the Liquidation Distribution in respect of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all the outstanding Preferred Securities then called for redemption, or in the case of payment of the Liquidation Distribution the full amount of such Liquidation Distribution on all outstanding Preferred Securities shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

         In the case of any Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. See "--Events of Default; Notice" and "Description of Junior Subordinated Debentures--Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the holders of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

         The amount payable on the Preferred Securities in the event of any liquidation of the Issuer Trust is $20 per Preferred Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

         The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust.

         The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

         In the event the Company, while a holder of Common Securities, dissolves the Issuer Trust prior to the stated maturity of the Preferred Securities and the dissolution of the Issuer Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, the dissolution of the Issuer Trust by the Company may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Federal Reserve to dissolve the Issuer Trust.

         Pursuant to the Trust Agreement, the Issuer Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to dissolve the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities), (iii) the repayment of all the Preferred Securities in connection with the redemption of all the Trust Securities as described under "--Redemption" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

         If  dissolution  of the Issuer Trust occurs as described in clause (i),
(ii) or (iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of

Preferred Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred
Securities shall have a priority over the Common Securities. See "--Subordination of Common Securities."

         After the liquidation date fixed for any distribution of Junior Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee and
(iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

         If the Company does not redeem the Junior Subordinated Debentures prior to maturity and the Issuer Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Preferred Securities.

         There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

Events of Default; Notice

         Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

         (ii) default by the Issuer Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

         (iii) default by the Issuer Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

         (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trust in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

         (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee or all or substantially all of its property if a successor Property Trustee has not been appointed within 90 days thereof.

         Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of Trust Securities and the Administrators, unless such Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

         If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities will have a preference over the Common Securities with respect to payments of any amounts in respect of the Preferred Securities as described above. See "--Subordination of Common Securities," "--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures--Debenture Events of Default."

Removal of Issuer Trustees; Appointment of Successors

         The holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities may remove an Issuer Trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If an Issuer Trustee is removed by the holders of the outstanding Preferred Securities, the successor may be appointed by the holders of at least 25% in Liquidation Amount of Preferred Securities. If an Issuer Trustee resigns, such Trustee will appoint its successor. If an Issuer Trustee fails to appoint a successor, the holders of at least 25% in Liquidation Amount of the outstanding Preferred Securities may appoint a successor. If a successor has not been appointed by the holders, any holder of Preferred Securities or Common Securities or the other Issuer Trustee may petition a court in the State of
Delaware to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Merger or Consolidation of Issuer Trustees

         Any entity into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided such entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Issuer Trust

         The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, if then rated, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

         Except as provided below and under "--Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantee--Amendments and
Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

         The Trust Agreement may be amended from time to time by the holders of a majority of the Common Securities and the Property Trustee, without the consent of the holders of the Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. The Trust Agreement may be amended by the holders of a majority of the Common Securities and the Property Trustee with
(i) the consent of holders representing not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer Trust's not being taxable as a corporation for United States federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

         So long as any Junior Subordinated Debentures are held by the Issuer Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under Section 513 of the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, except that, if a consent under the Junior Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each such holder of the Preferred Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

         Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Preferred Securities in the manner set forth in the Trust Agreement.

         No vote or consent of the holders of Preferred Securities will be required to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

         Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

Expenses and Taxes

         In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

Book Entry, Delivery and Form

         The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

         Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective interests in the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

         So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Junior Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

         Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Trustees, the Administrators, any Paying Agent or any other agent of the Company or the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

         DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (such as the Underwriters), banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

Same Day Settlement and Payment

         Settlement   for  the  Preferred   Securities   will  be  made  by  the
Underwriters in immediately available funds.

         Secondary trading in Preferred Securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

Payment and Paying Agency

         Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

Registrar and Transfer Agent

         The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

         Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

         The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

         For  information  concerning the  relationships  between  Bankers Trust
Company,   the  Property   Trustee,   and  the  Company,   see  "Description  of
JuniorSubordinated Debentures--Information Concerning the Debenture Trustee."

Miscellaneous

         The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

         Holders of the Preferred Securities have no preemptive or similar rights.

         The Issuer Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

         The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.


                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

         The Junior Subordinated Debentures are to be issued under the Junior Subordinated Indenture, under which Bankers Trust Company is acting as Debenture Trustee. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Junior Subordinated Indenture, including the definitions therein of certain terms. Whenever particular defined terms of the Junior Subordinated Indenture (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of Junior Subordinated Indenture is available from the Debenture Trustee upon request.

General

     Concurrently with the issuance of the Preferred Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest, accruing from the date of original issuance, at a rate equal to 8.40% per annum on the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1998, to the person in whose name each Junior Subordinated Debenture is registered at the close of business on the March 15, June 15, September 15 or December 15 (whether or not a Business Day) next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Junior Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Junior
Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at a rate equal to 8.40% per annum, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

     The Junior Subordinated Debentures will mature on June 30, 2028, subject to the Maturity Adjustment (such date, as it may be shortened by the Maturity Adjustment is referred to herein as the Stated Maturity). The Maturity Adjustment represents the right of the Company to shorten the maturity date once at any time to any date not earlier than June 30, 2003, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event the Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice to the registered holders of the Junior Subordinated Debentures, the Debenture Trustee and the Issuer Trust of such shortening no less than 90 days prior to the effectiveness thereof. The Property Trustee must give notice to the holders of the Trust Securities of the shortening of the Stated Maturity at least 30 but not more than 60 days before such date.

         The Junior Subordinated Debentures will be unsecured and rank junior and subordinate in right of payment to all Senior Indebtedness of the Company and pari passu with the Company's obligations associated with the Outstanding Capital Securities. The Junior Subordinated Debentures will not be subject to a sinking fund and are not eligible as collateral for any loan made by the Bank Subsidiaries. The Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt by the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture or any existing or other indenture or agreement that the Company may enter into in the future or otherwise. See "--Subordination."

Option To Extend Interest Payment Period

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at a rate equal to 8.40% per annum, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Preferred Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--US Holders--Interest Income and Original Issue Discount."

     During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures, including the Company's obligations associated with the Outstanding Capital Securities (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's


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



election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

Redemption

     The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after June 30, 2003, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Preferred Securities--Redemption"), in each case at the redemption price described below. The proceeds of any such redemption will be used by the Issuer Trust to redeem the Preferred Securities.

         The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity and that any organization considering such a redemption, depending on the circumstances, either: (i) must obtain Federal Reserve approval prior to redemption, or (ii) should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

         The redemption of the Junior Subordinated Debentures by the Company prior to their Stated Maturity would constitute the redemption of capital instruments under the Federal Reserve's current risk- based capital guidelines and may be subject, as it currently is, to the prior approval of the Federal Reserve.

         The redemption price for Junior Subordinated Debentures is the outstanding principal amount of the Junior Subordinated Debentures plus accrued interest (including any Additional Sums) thereon to but excluding the date fixed for redemption.

Additional Sums

         The Company has covenanted in the Junior Subordinated Indenture that, if and for so long as (i) the Issuer Trust is the holder of all Junior Subordinated Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums on the Junior Subordinated Debentures such amounts as may be required so that the Distributions payable by the Issuer Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities--Redemption."

Registration, Denomination and Transfer

         The Junior Subordinated Debentures will initially be registered in the name of the Issuer Trust. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depositary arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities--Book Entry, Delivery and Form."

         Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

         Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of the Preferred Securities--Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

         The Junior Subordinated Debentures are issuable only in registered form without coupons in integral multiples of $20. Junior Subordinated Debentures are exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

         Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Junior Subordinated Debenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated
Indenture. The Company has appointed the Debenture Trustee as securities registrar under the Junior Subordinated Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

         In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

         Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Restrictions on Certain Payments; Certain Covenants of the Company

         The Company has covenanted that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures, including the Company's obligations associated with the Outstanding Capital Securities (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period or other event referred to below, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there has occurred any event (a) of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) that the Company has not taken reasonable steps to cure, (ii) if the Junior Subordinated Debentures are held by the Issuer Trust, the Company is in default with respect to its payment of any obligations under the Guarantee or (iii) the Company has given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

         The Company has covenanted in the Junior Subordinated Indenture (i) to continue to hold, directly or indirectly, 100% of the Common Securities, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily terminate, windup or liquidate the Issuer Trust, other than (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

Modification of Junior Subordinated Indenture

         From time to time, the Company and the Debenture Trustee may, without the consent of any of the holders of the outstanding Junior Subordinated Debentures, amend, waive or supplement the provisions of the Junior Subordinated Indenture to: (1) evidence succession of another corporation or association to the Company and the assumption by such person of the obligations of the Company under the Junior Subordinated Debentures, (2) add further covenants, restrictions or conditions for the protection of holders of the Junior Subordinated Debentures, (3) cure ambiguities or correct the Junior Subordinated Debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the Junior Subordinated Debentures in any material respect, (4)
change the terms of the Junior Subordinated Debentures to facilitate the issuance of the Junior Subordinated Debentures in certificated or other definitive form, (5) evidence or provide for the appointment of a successor Debenture Trustee, or (6) qualify, or maintain the qualification of, the Junior Subordinated Indentures under the Trust Indenture Act. The Junior Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, except that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any Junior Subordinated Debenture or
(ii)  reduce  the  percentage  of  principal   amount  of  Junior   Subordinated
Debentures, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture. Furthermore, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities unless and until the principal of (and premium, if any, on) the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

Debenture Events of Default

         The Junior Subordinated Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

         (i) failure to pay any interest on the Junior Subordinated Debentures when due and payable, and continuance of such default for a period of 30 days (subject to the deferral of any due date in the case of an Extension Period); or

         (ii) failure to pay any principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

         (iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

         (iv) the occurrence of the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all of its property; or a court or other governmental agency shall enter a decree or order appointing a receiver or similar official and such decree or order shall remain unstayed and undischarged for a period of 60 days.

         For purposes of the Trust Agreement and this Prospectus, each such Event of Default under the Junior Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Preferred Securities--Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

         The holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right.

         The holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior
Subordinated Debenture affected thereby. See "--Modification of Junior Subordinated Indenture." The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

         If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

         If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities held by such holder (a "Direct Action"). The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Preferred Securities. The Company has the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

         The holders of the Preferred Securities would not be able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

         The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) if the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations in respect of the Junior Subordinated Debentures, provided, however, that nothing in the Junior Subordinated Indenture shall be deemed to restrict or prohibit, and no supplemental indenture shall be required in the case of, the merger of a Principal Subsidiary Bank with and into a Principal Subsidiary Bank or the Company, the consolidation of Principal Subsidiary Banks into a Principal Subsidiary Bank or the Company, or the sale or other disposition of all or substantially all of the assets of any Principal Subsidiary Bank to another Principal Subsidiary Bank or the Company, if, in any such case in which the surviving, resulting or acquiring entity is not the Company, the Company would own, directly or indirectly, at least 80% of the voting securities of the Principal Subsidiary Bank (and of any other Principal Subsidiary Bank any voting securities of which are owned, directly or indirectly, by such Principal Subsidiary Bank) surviving such merger, resulting from such consolidation or acquiring such assets; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Indenture are satisfied.

         For purposes of clause (i) above, the term "Principal Subsidiary Bank" means each of (i) the Bank Subsidiaries, (ii) any other banking subsidiary of the Company, the consolidated assets of which constitute 20% or more of the consolidated assets of the Company and its consolidated subsidiaries, (iii) any other banking subsidiary designated as a Principal Subsidiary Bank pursuant to a resolution of the Board of Directors of the Company and set forth in an officers' certificate delivered to the Debenture Trustee, and (iv) any subsidiary of the Company that owns, directly or indirectly, any voting securities, or options, warrants or rights to subscribe for or purchase voting securities, of any Principal Subsidiary Bank under clause (i), (ii) or (iii), and in the case of clause (i), (ii), (iii) or (iv) their respective successors (whether by consolidation, merger, conversion, transfer of substantially all their assets and business or otherwise) so long as any such successor is a banking subsidiary (in the case of clause (i), (ii) or (iii) or a subsidiary (in the case of clause (iv)) of the Company.

         The provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

Satisfaction and Discharge

         The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at the Stated Maturity within one year, and


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the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

Subordination

         The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company and pari passu with the Company's obligations associated with the Outstanding Capital Securities. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by setoff or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.

         As used herein, "Senior Indebtedness" means, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise. Without limiting the generality of the foregoing, Senior Indebtedness shall include the Senior Notes. "Senior Indebtedness" shall not include (i) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Senior Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any Senior Indebtedness of the Company to any of its subsidiaries, (iv) Senior Indebtedness to any executive officer or director of the Company, or (v) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance of such financing entity of securities that are similar to the Preferred Securities including the Outstanding Capital Securities.

         In the event of (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) any proceeding for the liquidation, dissolution or other winding up


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of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

         In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any holder of any Junior Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Junior Subordinated Debentures.

         The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Information Concerning the Debenture Trustee

         The Debenture Trustee, other than during the occurrence and continuance of a default by the Company in performance of its obligations under the Junior Subordinated Debenture, is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

         Bankers Trust Company, the Debenture Trustee, serves as trustee under the indenture and trust agreement associated with the Outstanding Capital Securities. In addition, Bankers Trust Company may serve from time to time as trustee under other indentures or trust agreements with the Company or its


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subsidiaries  relating to other issues of their  securities.  In  addition,  the
Company and certain of its affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

Governing Law

         The  Junior   Subordinated   Indenture  and  the  Junior   Subordinated
Debentures will be governed by and construed in accordance with the laws of the State of New York.


                            DESCRIPTION OF GUARANTEE

         The Guarantee will be executed and delivered by the Company concurrently with the issuance of Preferred Securities by the Issuer Trust for the benefit of the holders from time to time of the Preferred Securities. Bankers Trust Company will act as Guarantee Trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions therein of certain terms. A copy of the form of Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

General

         The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred
Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer Trust to pay such amounts to such holders.

         The Guarantee is an irrevocable guarantee on a subordinated basis of the Issuer Trust's obligations under the Preferred Securities, but applies only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

         If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay any amounts payable in respect of the Preferred Securities and will not have funds legally available therefor. The Guarantee ranks subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "--Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise.


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




         The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

         The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company and pari passu with the Company's obligations association with the Outstanding Capital Securities in the same manner as the Junior Subordinated Debentures.

         The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

Amendments and Assignment

         Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

Events of Default

         An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

         Any registered holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.



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         The  Company,  as  guarantor,  is  required to file  annually  with the
Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

         The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

         For information concerning the relationship between Bankers Trust Company, the Guarantee Trustee, and the Company, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

Termination of the Guarantee

         The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of the Issuer Trust or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

Governing Law

         The Guarantee will be governed by and construed in accordance with the laws of the State of New York.


             RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                    SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

         Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Preferred Securities.


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The  Guarantee  does not cover  payment of amounts  payable  with respect to the
Preferred Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a holder of the Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities held by such holder.

         The obligations of the Company under the Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

         As long as payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate, Distribution Dates and other payment dates for the Preferred Securities;
(iii) the Company will pay for all and any costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

         Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of Preferred Securities

         A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee."

         A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default in respect of the Preferred Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Junior Subordinated Debentures--Subordination."

Limited Purpose of Issuer Trust

         The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company payments on Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to


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receive  Distributions  or  other  amounts  distributable  with  respect  to the
Preferred Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

Rights Upon Dissolution

         Upon any voluntary or involuntary dissolution of the Issuer Trust, other than any such dissolution involving the distribution of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Junior Subordinated Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Preferred Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

         In the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, in its capacity as special tax counsel to the Company ("Tax Counsel"), the discussion of United States federal income taxation which follows summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities.

         This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

         Except as otherwise stated, this summary deals only with the Preferred Securities held as a capital asset by a holder who or which (i) purchased the Preferred Securities upon original issuance at their original offering price and
(ii) is a US Holder (as defined below). This summary does not address all the tax consequences that may be relevant to a US Holder, nor does it address the tax consequences, except as stated below, to holders that are not US Holders ("Non-US Holders") or to holders that may be subject to special tax treatment (such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, other financial institutions, tax-exempt organizations, persons holding the Preferred Securities as a position in a "straddle," as part of


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a "synthetic security," "hedging,"  "conversion" or other integrated investment, persons  having a  functional  currency  other than the U.S.  Dollar and certain
United States expatriates). Further, this summary does not address (a) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Preferred Securities, (b) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the Preferred Securities, or (c) any state, local or foreign tax consequences of the purchase, ownership and disposition of Preferred Securities.

         A "US Holder" is a holder of the Preferred  Securities  who or which is
(i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for income tax purposes, (ii) a corporation or partnership created or organized (or treated as created or organized for income tax purposes) in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States trustees have the authority to control all substantial decisions of the trust.

         HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "DESCRIPTION OF PREFERRED SECURITIES--REDEMPTION."

US Holders

         Characterization of the Issuer Trust

         In connection with the issuance of the Preferred Securities, Tax Counsel will render its opinion generally to effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Trust Agreement (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Issuer Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures owned by the Issuer Trust, and each US Holder will be required to include all income or gain recognized for United States federal income tax purposes with respect to its allocable share of the Junior Subordinated Debentures on its own income tax return.

         Characterization of the Junior Subordinated Debentures

         The Company and the Issuer Trust will agree to treat the Junior Subordinated Debentures as indebtedness for all United States federal income tax purposes. In connection with the issuance of the Junior Subordinated Debentures, Tax Counsel will render its opinion generally to the effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Indenture
(and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Junior Subordinated Debentures will be characterized for United States federal income tax purposes as debt of the Company.


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         Interest Income and Original Issue Discount

         Under the terms of the Junior Subordinated Debentures, the Company has the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the Junior Subordinated Debentures.
Treasury   regulations  under  Section  1273  of  the  Code  provide  that  debt instruments like the Junior Subordinated Debentures will not be considered issued with original issue discount ("OID") by reason of the Company's ability to defer payments of interest if the likelihood of such deferral is "remote."

         The Company has concluded, and this discussion assumes, that, as of the date of this Prospectus the likelihood of deferring payments of interest under the terms of the Junior Subordinated Debentures is "remote" within the meaning of the applicable Treasury regulations, in part because exercising that option would prevent the Company from declaring dividends on its stock and would prevent the Company from making any payments with respect to debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. Therefore, the Junior Subordinated Debentures should not be treated as issued with OID by reason of the Company's deferral option. Consequently, stated interest on the Junior Subordinated Debentures will generally be taxable to a US Holder as ordinary income when paid or accrued in accordance with that holder's method of accounting for income tax purposes. It should be noted, however, that these regulations may in the future be analyzed and interpreted by the IRS in rulings or other published documents. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

         In the event the Company exercises its option to defer payments of interest, the Junior Subordinated Debentures would be treated as reissued for OID purposes and the sum of the remaining interest payments (and any de minimis
OID) on the Junior Subordinated Debentures would thereafter be treated as OID, which would accrue, and be includible in a US Holder's taxable income, on an economic accrual basis (regardless of the US Holder's method of accounting for income tax purposes) over the remaining term of the Junior Subordinated Debentures (including any period of interest deferral), without regard to the timing of payments under the Junior Subordinated Debentures. (Subsequent distributions of interest on the Junior Subordinated Debentures generally would not be taxable.) The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the Junior Subordinated Debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, US Holders will include OID in gross income in advance of the receipt of cash, and a US Holder which disposes of a Preferred Security prior to the record date for payment of distributions on the Junior Subordinated Debentures following that period will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash from the Issuer Trust with respect to such OID.

         If the possibility of the Company's exercise of its option to defer payments of interest was not remote, the Junior Subordinated Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the Junior Subordinated Debentures. That OID would generally be includible in a US Holder's taxable income, over the term of the Junior Subordinated Debentures, on an economic accrual basis.

         Characterization of Income

         Because the income underlying the Preferred Securities will not be characterized as dividends for income tax purposes, corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction for any income recognized with respect to the Preferred Securities.


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




         Market Discount and Bond Premium

         U.S. Holders of Preferred Securities may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with market discount or acquisition premium (as each phrase is defined for United States federal income tax purposes).

         Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer Trust

         Under certain circumstances described herein (See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution"), the Issuer Trust may distribute the Junior Subordinated Debentures to holders in exchange for the Preferred Securities and in liquidation of the Issuer Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and each US Holder would have an aggregate adjusted basis in its Junior Subordinated Debentures for United States federal income tax purposes equal to such holder's aggregate adjusted basis in its Preferred Securities. For United States federal income tax purposes, a US Holder's holding period in the Junior Subordinated Debentures received in such a liquidation of the Issuer Trust would include the period during which the Preferred Securities were held by the holder. If, however, the relevant event is a Tax Event which results in the Issuer Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to US Holders of the Preferred Securities for United States federal income tax purposes.

         Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would be taxable for United States federal income tax purposes, and a US Holder generally would recognize gain or loss as if it had sold the Preferred Securities for cash. See "--Sales of Preferred Securities" below.

         Sales of Preferred Securities

         A US Holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A US Holder's adjusted basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition, and decreased by payments received on the Preferred Securities (other than any interest received with respect to the period prior to the effective date of the Company's first exercise of its option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year prior to the date of disposition.

         A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest (or OID) on the Junior Subordinated Debentures through the date of disposition in its taxable income for United States federal income tax purposes (notwithstanding that the holder may receive a separate payment from the purchaser with respect to accrued interest), and to deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the Preferred Securities (or as to OID only, to add such amount to such holder's adjusted tax basis in its Preferred Securities). To the extent the selling price is less than the holder's adjusted tax basis (which will include accrued but unpaid OID, if any), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.


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




Non-US Holders

         The following discussion applies to a Non-US Holder.

         Payments to a holder of a Preferred Security which is a Non-US Holder will generally not be subject to withholding of income tax, provided that (a) the beneficial owner of the Preferred Security does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (i) the beneficial owner of the Preferred Securities certifies to the Issuer Trust or its agent, under penalties of perjury, that it is a Non-US Holder and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Issuer Trust or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by another Financial Institution between it and the beneficial owner in the chain of ownership, and furnishes the Issuer Trust or its agent with a copy thereof.

         A Non-US Holder of a Preferred Security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a Preferred Security.

         A Non-US Holder which holds the Preferred Securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the Junior Subordinated Debentures.

Information Reporting

         In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Preferred Securities held by a noncorporate US Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the Preferred Securities to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its Non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See "--Backup Withholding." Taxable income on the Preferred Securities for a calendar year should be reported to US Holders on the appropriate form by the following January 31st.

Backup Withholding

         Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

         The preceding discussion is only a summary and does not address the consequences to a particular holder of the purchase, ownership and disposition of the Preferred Securities. Potential holders of the Preferred Securities are urged to contact their own tax advisors to determine their particular tax consequences.




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                          CERTAIN ERISA CONSIDERATIONS

         The Company and certain affiliates of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") with respect to certain employee benefit plans ("Plans") that are subject to ERISA. The purchase of the Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code and with respect to which the Company, or any affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Preferred Securities should consult with its counsel.


                    SUPERVISION, REGULATION AND OTHER MATTERS

         The following information is not intended to be an exhaustive description of the statutes and regulations applicable to the Company. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions. Additional information regarding supervision and regulation is included in the documents incorporated herein by reference. See "Available Information."

Banking

         The business of the Company is influenced by prevailing economic conditions and governmental policies, both foreign and domestic. The actions and policy directives of the Federal Reserve determine to a significant degree the cost and the availability of funds obtained from money market sources for lending and investing. The Federal Reserve's policies and regulations also influence, directly and indirectly, the rates of interest paid by commercial banks on their time and savings deposits. The nature and impact on the Company of future changes in economic conditions and monetary and fiscal policies, both foreign and domestic, are not predictable.

         The Company is subject to supervision and examination by federal bank regulatory authorities. As a bank holding company registered under the BHC Act, the Company's primary bank regulatory authority is the Federal Reserve. Bank holding companies are expected to serve as a source of strength to their subsidiary banks under the Federal Reserve's regulations and policies.

         The federal bank regulatory authorities have each adopted risk-based capital guidelines to which the Company and the Bank Subsidiaries are subject. These guidelines are based on an international agreement developed by the Basle Committee on Banking Regulations and Supervisory Practices, which consists of representatives of central banks and supervisory authorities in 12 countries including the United States of America. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Risk-based assets are determined by allocating assets and specified off-balance sheet commitments and exposures into four weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

         The Bank Subsidiaries are required to maintain a minimum total risk-based ratio of 8%, of which half (4%) must be "Tier 1" capital. In addition, the federal bank regulators' established leverage ratio (Tier 1 capital to total adjusted average assets) guidelines provide for a minimum leverage ratio of 3% for banks meeting certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure and the highest regulatory rating. Institutions not meeting these criteria are expected to maintain a ratio which exceeds the 3% minimum by at least 100 to 200 basis points. The federal bank regulatory authorities may, however, set higher capital requirements when a bank's particular circumstances warrant.

         From time to time, the federal bank regulatory authorities, including the Federal Reserve and the FDIC, propose amendments to and issue interpretations of their risk-based capital guidelines and reporting instructions, which can affect reported capital ratios and net risk-adjusted assets. For example, effective June 26, 1996, the Federal Reserve, the Office of the Comptroller of the Currency and the FDIC issued a joint policy statement that provides guidance on sound practices for interest rate risk management and describes critical factors affecting the agencies' evaluation of a bank's interest rate risk when making a determination of capital adequacy.

         The federal banking agencies possess broad powers to take corrective action as deemed appropriate for an insured depository institution and its holding company. The extent of these powers depends upon whether the institution in question is considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Generally, as an institution is deemed to be less well capitalized, the scope and severity of the agencies' powers increase. The agencies' corrective powers can include, among other things, requiring an insured financial institution to adopt a capital restoration plan which cannot be approved unless guaranteed by the institution's parent holding company;
placing limits on asset growth and restrictions on activities; placing restrictions on transactions with affiliates; restricting the interest rates the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; prohibiting the holding company from making capital distributions without prior regulatory approval; and, ultimately, appointing a receiver for the institution. Business activities may also be influenced by an institution's capital classification. For instance, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and only an "adequately capitalized" depository institution may accept brokered deposits with prior regulatory approval. At December 31, 1997, the Company, on a consolidated basis, and the Bank Subsidiaries exceeded the required capital ratios for classification as a "well capitalized" bank holding company and commercial bank, respectively.

         The deposits of the Bank Subsidiaries are insured by the FDIC and are subject to FDIC insurance assessments. The amount of FDIC assessments paid by individual insured depository institutions is based on their relative risk as measured by regulatory capital ratios and certain other factors. Currently, the Bank Subsidiaries are not assessed any premiums for deposits insured by either the Bank Insurance Fund or the Savings Association Insurance Fund.

         Under federal law, a financial institution insured by the FDIC under common ownership with a failed institution can be required to indemnify the FDIC for its losses resulting from the insolvency of the failed institution, even if such indemnification causes the affiliated institution also to become insolvent. As a result, each Bank Subsidiary could, under certain circumstances, be obligated for the liabilities of its affiliates that are FDIC-insured institutions. In addition, if any insured depository institution becomes insolvent and the FDIC is appointed its conservator or receiver, the FDIC may disaffirm or repudiate any contract or lease to which such institution is a party, the performance of which is determined to be burdensome and the disaffirmance or repudiation of which is determined to promote the orderly administration of the institution's affairs. If federal law were construed to permit the FDIC to apply these provisions to debt obligations of an insured depository institution, the result could be that such obligations would be prepaid without premium. Federal law also accords the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution priority over the claims of general unsecured creditors of such an institution in the event of a liquidation or other resolution of such institution.

         The BHC Act currently permits adequately capitalized and adequately managed bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions. Competition may increase as banks branch across state lines and enter new markets.

Consumer Finance

         The business of Rose Shanis Loans, LLC, and Bay Insurance, LLC, is subject to the restrictions of the BHC Act which apply to subsidiaries of bank holding companies registered under the BHC Act. In addition, Rose Shanis Loans, LLC, is licensed by the Maryland Commissioner under the Maryland Consumer Loan Law -- Licensing Provisions and the Maryland Sales Finance Companies Licensing Law and is supervised and examined by the Maryland Commissioner. Bay Insurance, LLC, is licensed as an agent with the Maryland Insurance Administration and is supervised and examined by the Maryland Insurance Commissioner.

         The interest rates, fees and charges, terms and other aspects of the loans which may be made by Rose Shanis Loans, LLC, are established by Maryland credit laws. The Maryland Commissioner possesses broad powers to take corrective action with respect to any violations of Maryland law by Rose Shanis Loans, LLC. The Maryland Commissioner may investigate the loans made and business of licensees, may issue cease and desist orders, may suspend or revoke the license of any licensee who violates any provision of the Maryland Consumer Loan Law or knowingly and repeatedly violates any provision of the Maryland Consumer Debt Collection Act. The Maryland Insurance Commissioner may take similar actions with respect to violations of the Maryland Insurance Code by Bay Insurance, LLC.

         Consumer credit is highly regulated and subject to numerous federal and state laws which require disclosure, govern collection procedures, govern application procedures, establish maximum interest rates, fees and charges.


                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), dated April 17, 1998, BT Alex. Brown Incorporated and Keefe, Bruyette & Woods, Inc. (the "Underwriters") have agreed to purchase from the Issuer Trust $20,000,000 aggregate Liquidation Amount of Preferred Securities at the public offering price.

         The  Underwriting  Agreement  provides  that  the  obligations  of  the
Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Preferred Securities offered hereby if any of such Preferred Securities are purchased.

         The Company has been advised by the Underwriters that the Underwriters propose to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.40 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.20 per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters.

         In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which an Underwriter creates a short position for its own account by selling more Preferred
Securities than it is committed to purchase from the Issuer Trust. In such a case, to cover all or part of the short position, the Underwriters may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to a dealer if the Underwriters repurchase shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

     In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriters' arranging the investment therein of such proceeds an amount of $0.65 per Preferred Security (or $650,000 in the aggregate) for the account of the Underwriters.

         Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

         The Preferred Securities are a new issue of securities with no established trading market. The Company and the Issuer Trust have been advised by the Underwriters that they intend to make a market in the Preferred Securities. However, the Underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of the Underwriters. Application has been made by the Company and the Issuer Trust to list the Preferred Securities in the Nasdaq National Market. Nasdaq, National Market maintenance standards require the existence of two market makers for continued listing, and the presence of such market makers cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

         The Company and Issuer Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.



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



         The Underwriters or their affiliates have in the past performed and may in the future perform various services to the Company, including investment banking services, for which they have or may receive customary fees for such services.

         On June 6, 1997, the Company issued $20,000,000 aggregate principal amount of 10.07% junior subordinated debentures to Mason-Dixon Capital Trust in connection with the issuance by Mason-Dixon Capital Trust of the Outstanding Capital Securities to BT Securities Corporation, which has since merged into BT Alex. Brown Incorporated, as the initial purchaser, at the price of 97% of the aggregate principal amount. The Outstanding Capital Securities were thereafter remarketed in a public offering wherein BT Alex. Brown Incorporated, formerly known as Alex. Brown & Sons Incorporated, was the sole Underwriter. The 10.07% junior subordinated debentures will mature on June 15, 2027 and the Company owns all of the Common Securities of Mason-Dixon Capital Trust.


                             VALIDITY OF SECURITIES

         Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Issuer Trust. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, counsel to the Company, and for the Underwriters by Arnold & Porter. Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC and Arnold & Porter will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger.


                                     EXPERTS

         The consolidated financial statements incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (contained in the Company's Annual Report to Stockholders) are incorporated by reference in this Prospectus (and elsewhere in the Registration Statement) in reliance upon the reports of Stegman & Company, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

         The combined consolidated financial statements for the Rose Shanis Companies contained in the Current Report on Form 8-K/A filed by the Company on April 14, 1998 are incorporated by reference in this Prospectus (and elsewhere in the Registration Statement) in reliance upon the reports of Grabush, Newman & Co., P.A., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

         Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority to such firms as experts in accounting and auditing.



C72564o.636 R:3


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

======================================================      =========================================================
No person has been authorized to give any
information or to make any representations
other than those contained in this Prospectus in
connection with the offer made by this
Prospectus and, if given or made, such
information or representations must not be
relied upon as having been authorized. Neither
the delivery of this Prospectus nor any sale
made hereunder and thereunder shall under any
circumstances create an implication that there                                      $20,000,000
has been no change in the affairs of the                                   Aggregate Liquidation Amount
Company or the Issuer Trust since the date
hereof. This Prospectus does not constitute an
offer or solicitation by anyone in any
jurisdiction in which such offer or solicitation is
not authorized or in which the person making                               Mason-Dixon Capital Trust II
such offer or solicitation is not qualified to do so
or to anyone to whom it is unlawful to make
such offer or solicitation.                                                 8.40% Preferred Securities
                   _______________                                            (Liquidation Amount $20
                                                                               per Preferred Security)
                                                                       Fully and Unconditionally Guaranteed,
                                                                        to the Extent Described Herein, by

                                                                             Mason-Dixon Bancshares, Inc.




                                                                                   ---------------

                                                                                     Prospectus
                                                                                   ---------------





                                                                                   BT ALEX. BROWN



                                                                           KEEFE, BRUYETTE & WOODS, INC.


                                                                                  April 17, 1998
                  TABLE OF CONTENTS

                                                 Page

Prospectus Summary................................  6
Risk Factors...................................... 11
Mason-Dixon Bancshares, Inc....................... 23
Selected Consolidated Financial Data and
    Other Information............................. 27
Unaudited Pro Forma Financial Statements ......... 28
Recent Developments............................... 30
Mason-Dixon Capital Trust II...................... 34
Use of Proceeds................................... 35
Capitalization.................................... 36
Accounting Treatment.............................. 37
Description of Preferred Securities............... 37
Description of Junior Subordinated Debentures..... 51
Description of Guarantee.......................... 62
Relationship Among The Preferred
    Securities, the Junior Subordinated
    Debentures and the Guarantee.................. 64
Certain Federal Income Tax Consequences........... 66
Certain ERISA Considerations...................... 71
Supervision, Regulation and Other Matters......... 71
Underwriting...................................... 73
Validity of Securities............................ 75
Experts........................................... 75


======================================================      =========================================================



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